Exhibit 2.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH [REDACTED].

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

HUT 8 MINING CORP.

AND

U.S. Data Mining Group, INC.

AND

HUT 8 CORP.

February 6, 2023

TABLE OF CONTENTS

Article 1 INTERPRETATION	2

1.1	Defined Terms	2
1.2	Certain Rules of Interpretation	20
1.3	Knowledge	21
1.4	Accounting Terms	22
1.5	Subsidiaries	22
1.6	Consent	22
1.7	Schedules	22

Article 2 CLOSING OF THE TRANSACTION	22

2.1	Effective Date and Closing	22
2.2	Exchange of Hut Securities	23
2.3	Exchange of USBTC Securities	23
2.4	Deposit of New Hut Shares Issuable Pursuant to the Arrangement and Merger; Exchange Procedures	24
2.5	No Fractional New Hut Shares	25
2.6	Withholding Taxes	25
2.7	Dissenter’s Rights for USBTC Stockholders	26
2.8	Announcement and Shareholder Communications	26
2.9	Hut ESPP	27
2.10	Reservation of New Hut Shares and Registration Statement	27

Article 3 THE ARRANGEMENT	27

3.1	Implementation of the Arrangement	27
3.2	Interim Order	27
3.3	The Hut Meeting	28
3.4	The Hut Circular	30
3.5	Final Order	31
3.6	Court Proceedings	31
3.7	Arrangement Filings and Effective Date	32
3.8	U.S. Securities Law Matters	32
3.9	U.S. Tax Matters	33

Article 4 THE MERGER	34

4.1	Implementation of the Merger	34
4.2	Charter Documents of the Surviving Corporation	35
4.3	Directors and Officers of Surviving Corporation	35
4.4	USBTC Consent; USBTC Information Statement	35
4.5	Registration Statement	36

Article 5 REPRESENTATIONS AND WARRANTIES	37

5.1	Representations and Warranties of Hut	37
5.2	Representations and Warranties of USBTC	37
5.3	Representations and Warranties of New Hut	38

Article 6 COVENANTS	38

6.1	Covenants of USBTC Regarding the Conduct of Business	38
6.2	Covenants of Hut Regarding the Conduct of Business	42
6.3	Covenants of New Hut	46

6.4	Covenants Relating to the Transaction	47
6.5	Regulatory Approvals	49
6.6	Access to Information; Confidentiality	51
6.7	Insurance and Indemnification	51
6.8	Covenants Regarding Convertible Securities	52
6.9	Employee Benefit Matters	52
6.10	Securityholder Litigation and Dissenter’s Rights	53
6.11	USBTC Non-Solicitation	53
6.12	Section 280G	54

Article 7 ADDITIONAL COVENANTS of Hut REGARDING NON-SOLICITATION	55

7.1	Hut Non-Solicitation	55
7.2	Notification of Acquisition Proposals	56
7.3	Responding to Acquisition Proposals	57
7.4	Right to Match	58
7.5	Breach by Subsidiaries and Representatives	59

Article 8 CONDITIONS	59

8.1	Mutual Conditions Precedent	59
8.2	Additional Conditions Precedent to the Obligations of USBTC	61
8.3	Additional Conditions Precedent to the Obligations of Hut	61
8.4	Satisfaction of Conditions	63
8.5	Notice and Cure Provisions	63
8.6	Governance	63

Article 9 TERM, TERMINATION, AMENDMENT AND WAIVER	64

9.1	Term, Termination	64
9.2	Termination Amount	66
9.3	Fees and Expenses	68
9.4	Amendment	69

Article 10 GENERAL PROVISIONS	69

10.1	Privacy	69
10.2	Notices	70
10.3	Third Party Beneficiaries	71
10.4	Further Assurances	71
10.5	Governing Law	71
10.6	Injunctive Relief	72
10.7	Time of Essence	72
10.8	Entire Agreement, Binding Effect and Assignment	72
10.9	Severability	73
10.10	No Liability	73
10.11	Rules of Construction	73
10.12	Counterparts, Execution	73

Schedule "A" PLAN OF ARRANGEMENT	A-1

Schedule "B" ARRANGEMENT RESOLUTION	B-1

Schedule "C" REPRESENTATIONS AND WARRANTIES OF HUT	C-1

Schedule "D" REPRESENTATIONS AND WARRANTIES OF USBTC	D-1

Schedule "E" REPRESENTATIONS AND WARRANTIES OF NEW HUT	E-1

BUSINESS COMBINATION AGREEMENT

THIS AGREEMENT is made as of February 6, 2023,

BY AND AMONG:

HUT 8 MINING CORP., a corporation existing under the laws of the Province of British Columbia,

(“Hut”)

- and -

U.S. data mining Group, Inc., a corporation existing under the laws of the State of Nevada,

(“USBTC”)

- and -

Hut 8 Corp., a corporation existing under the laws of the State of Delaware,

(“New Hut”)

WHEREAS:

(a)	The Hut Board has unanimously determined, after consultation with its legal and financial advisors and after reviewing the Hut Fairness Opinions, that the Transaction, involving a business combination of Hut and USBTC by way of the Arrangement and Merger, pursuant to which Hut and USBTC will each become wholly-owned subsidiaries of New Hut, is in the best interests of Hut and Hut Shareholders. The Hut Board has approved this Agreement and the transactions contemplated by this Agreement and has unanimously determined to recommend approval of the Arrangement Resolution to the Hut Shareholders.

(b)	The USBTC Board has unanimously determined, after consultation with its legal and financial advisors, that the Transaction, involving a business combination of Hut and USBTC by way of the Arrangement and Merger, pursuant to which Hut and USBTC will each become wholly-owned subsidiaries of New Hut, is in the best interests of USBTC and to USBTC Stockholders. The USBTC Board has adopted this Agreement and approved the transactions contemplated hereby and has unanimously determined to recommend approval of the same and the USBTC Resolution to the USBTC Stockholders.

(c)	In furtherance of the Transaction, the Hut Board has agreed to submit the Arrangement Resolution to the Hut Shareholders and the Court for approval and the USBTC Board has agreed to submit the USBTC Resolution to the USBTC Stockholders for approval, in each case in accordance with the terms and subject to the conditions of this Agreement.

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality and standstill agreement containing terms (a) that are no less favourable in any material respect to Hut than those contained in the Confidentiality Agreement; (b) that does not permit the counterparty to acquire any securities of Hut or any of its Subsidiaries; (c) that contains customary standstill provisions that only permit the counterparty to make an Acquisition Proposal or related communications confidentially to the Hut Board; (d) the use of confidential information thereunder shall be restricted to consideration of a negotiated transaction; and (e) is entered into in accordance with Section 7.3 hereof.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any written or oral offer, proposal, expression of interest or inquiry from any Person or group (as such term is used in Section 13(d)(3) of the U.S. Exchange Act) of Persons (other than USBTC or any of its Affiliates) made after the date of this Agreement relating to:

(a)	any direct or indirect acquisition or sale (or any lease, long-term license, long-term supply agreement, joint venture or other arrangement having the same economic effect as a sale), whether in a single transaction or a series of related transactions, of: (i) assets of Hut and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Hut and its Subsidiaries, taken as a whole, or that contribute 20% or more of the consolidated revenue or net income of Hut and its Subsidiaries, taken as a whole; or (ii) 20% or more of any class of voting, equity or other securities (or rights thereto) (and including securities convertible into or exercisable or exchangeable for voting, equity or other securities) of Hut or any one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% of the consolidated assets of Hut and its Subsidiaries, taken as a whole, or that contribute 20% or more of the consolidated revenue or net income of Hut and its Subsidiaries, taken as a whole (in each case of (i) and (ii), determined based upon the most recently publicly available consolidated financial statements of Hut);

(b)	any direct or indirect take-over bid, issuer bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group (as such term is used in Section 13(d)(3) of the U.S. Exchange Act) of Persons acquiring beneficial ownership of 20% or more of any class of voting, equity or other securities of Hut (and including securities convertible into or exercisable or exchangeable for voting, equity or other securities) or any of its Subsidiaries;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, joint venture, partnership, liquidation, dissolution or other similar transaction involving Hut or any one or more of its Subsidiaries;

(d)	any other similar transaction or series of transactions involving Hut or any of its Subsidiaries;

(e)	public announcement of or of an intention to do any of the foregoing; or

(f)	modification or proposed modification of any such proposal, inquiry or offer, in each case whether by plan of arrangement, amalgamation, merger, consolidation, reorganization, recapitalization, winding up, liquidation, dissolution or other business combination, sale of assets, sale of securities, treasury issuance of securities, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving Hut or any of its Subsidiaries;

and in each case excluding the Transaction and the other transactions contemplated by this Agreement.

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity brought by or before a Governmental Entity.

“Adjusted Hut DSU” means a Hut DSU, as adjusted pursuant to the Arrangement.

“Adjusted Hut RSU” means a Hut RSU, as adjusted pursuant to the Arrangement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person; as used in this clause, where “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Business Combination Agreement, including the Schedules attached hereto, the Hut Disclosure Letter and the USBTC Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Amalgamation” means the amalgamation of Hut and Hut Holdings contemplated by the Plan of Arrangement.

“Amended New Hut Organizational Documents” means the revised Organizational Documents of New Hut, providing for an increase in the authorized share capital of New Hut and such other matters as may be agreed among the Parties, acting reasonably.

“Anchorage” means Anchorage Lending CA, LLC.

“Anchorage Loan Agreement” means that certain Loan, Guaranty and Security Agreement, to be entered into by and among Anchorage, as lender, USBTC, as a guarantor, and, from and after the Qualifying IPO (as defined in the Anchorage Loan Agreement), New Hut, as a guarantor, US Data Guardian LLC, as borrower, and certain other guarantors party thereto.

“Anti-Corruption Laws” means all applicable Laws relating to corruption and bribery, including, without limitation, the Foreign Corrupt Practices Act (United States) (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) and any applicable Law of similar effect.

“Anti-Money Laundering Laws” means all applicable Laws relating to money laundering and proceeds of crime including, without limitation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and related regulations and guidelines published by FINTRAC (Financial Transactions Reports Analysis Centre of Canada), the Currency and Foreign Transactions Reporting Act of 1970 (United States) (otherwise known as the Bank Secrecy Act), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (United States) and any applicable Law of similar effect.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or preventing or lessening competition through merger or acquisition, including, but not limited to, the HSR Act and the Competition Act.

“ARC” means an advance ruling certificate issued by the Commissioner under Section 102(1) of the Competition Act to the effect that the Commissioner is satisfied that he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement.

“Arrangement” means an arrangement pursuant to the provisions of Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or the Plan of Arrangement, or made at the direction of the Court in the Final Order with the prior written consent of Hut and USBTC, each acting reasonably.

“Arrangement Effective Time” means the time on the Effective Date that the Arrangement Filings are filed with the Registrar, or such other time on the Effective Date as the Parties agree in writing on or before the Effective Date, provided that the Arrangement Effective Time shall in all circumstances occur prior to the Merger Effective Time.

“Arrangement Filings” means the records and information required to be provided to the Registrar under Section 292(a) of the BCBCA in respect of the Arrangement, together with a copy of the Final Order.

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered, approved and adopted by the Hut Shareholders at the Hut Meeting, substantially in the form set out in Schedule “B” hereto.

“Articles of Merger” means the articles of merger to be filed with the Nevada Secretary of State with respect to the Merger, which shall be in such form as is required by, and executed in accordance with, the relevant provisions of the NRS and mutually agreed by the Parties (each acting reasonably).

“BCBCA” means the Business Corporations Act (British Columbia).

“Board Recommendation” has the meaning ascribed thereto in Section 3.4(2).

“Breaching Party” has the meaning ascribed to it in Section 8.5(3).

“Bridge Loan Agreement” means a bridge loan agreement to be entered into between Hut and USBTC, on terms and conditions satisfactory to Hut and USBTC, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia, Toronto, Ontario or New York, New York are required by Law to be closed for business.

“Clearance Date” has the meaning ascribed thereto in Section 4.4(1).

“Closing” has the meaning ascribed thereto in Section 2.1(1).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition appointed under the Competition Act and any Person authorized under the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means one of the following shall have occurred with respect to the transactions contemplated by this Agreement:

(a)	an ARC shall have been issued by the Commissioner; or

(b)	the Commissioner shall have issued a No Action Letter and the applicable waiting period under section 123 of the Competition Act has expired or been waived or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act.

“Confidentiality Agreement” means the mutual non-disclosure agreement dated November 10, 2022 between Hut and USBTC, as it may be amended.

“Consideration Shares” means, collectively, the Hut Consideration Shares and the USBTC Consideration Shares.

“Contract” means any contract, agreement, license, franchise, lease, mortgage, bond, instrument, hedge, undertaking, arrangement or other right or obligation to which such Party or any of its Subsidiaries is a party or is bound or to which any of their respective properties or assets are subject.

“Court” means the Supreme Court of British Columbia or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.

“COVID-19” means the coronavirus disease 2019 (dubbed as COVID-19), caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and/or any evolutions, mutations or variations thereof or any other virus or disease developing from or arising as a result of SARS-CoV-2 and/or COVID-19.

“COVID-19 Measures” means in relation to a Party, any quarantine, “shelter in place”, “stay at home”, workforce reduction, social or physical distancing, shut down, closure, sequester or any other applicable Law or guidelines or recommendations issued by a Governmental Entity in connection with COVID-19.

“COVID-19 Response” means in relation to a Party, any commercially reasonable action, adopted or taken in accordance with a written policy or protocol of such Party existing as of the date of this Agreement and disclosed to the other Parties with the objective of (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance with applicable COVID-19 Measures and/or (iii) in respect of COVID-19, protecting the health and safety of employees or other Persons with whom the personnel of such Party come into contact with during the course of business operations.

“Data Room Cut-off Time” means 12:00 p.m. (Toronto time) on February 5, 2023.

“Depositary” means Computershare Investor Services Inc. or such other trust company, bank or financial institution agreed to in writing between Hut and USBTC.

“Dissent Rights” means the rights of dissent of registered Hut Shareholders in respect of the Arrangement described in the Plan of Arrangement.

“Dissent Share” means a Hut Share held by a Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of his, her or its Hut Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights.

“Dissenting Shareholder” means a registered holder of Hut Shares as of the record date for the Hut Meeting who has duly and validly exercised the Dissent Rights in respect of the Arrangement in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid fair value of his, her or its Hut Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights.

“Dissenting USBTC Share” means each USBTC Share outstanding immediately prior to the Effective Time held by a Dissenting USBTC Stockholder.

“Dissenting USBTC Stockholder” means, as of any particular time, a Person who or which is then entitled to, has theretofore properly asserted or exercised (to the extent such assertion or exercise has theretofore been required by the NRS) and has not theretofore withdrawn or otherwise waived, failed to exercise or otherwise lost, dissenter’s rights pursuant to the Nevada Dissenter’s Rights Statutes.

“DRS Advice” means a Direct Registration System advice.

“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, the exportation and re-exportation of goods, customs compliance, import/export controls, anti-boycott legislation, controlled goods and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any Governmental Entity, agency, authority or Person targeting certain countries, territories, or Persons, including, without limiting the generality of the foregoing, the United States Export Administration Act and implementing Export Administration Regulations, the Canadian Export and Import Permits Act and the Export Control List , the Canadian Defence Production Act and the Controlled Goods Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations, the Canadian Special Economic Measures Act, the Canadian United Nations Act, Part II.1 of the Canadian Criminal Code, the Canadian Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the Canadian Freezing Assets of Corrupt Foreign Officials Act, and the various economic sanctions laws administered by OFAC and GAC.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.

“Effective Date” means the date on which the Arrangement Filings are filed with the Registrar.

“Effective Time” means the Merger Effective Time.

“Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment or public health and safety matters; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

“Environmental Claim” means any claim, action, cause of action, order, proceeding, investigation or notice by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Substances at any location, whether or not owned or operated by USBTC or Hut, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, each entity or trade in business that is or at any relevant time was treated as a single employer or part of a controlled group with such Person for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Final Order” means the final order of the Court approving the Arrangement under Section 291 of the BCBCA, in a form acceptable to Hut and USBTC, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of both Hut and USBTC, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Hut and USBTC, each acting reasonably) on appeal.

“GAC” means Global Affairs Canada.

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, minister, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or Taxing Authority under or for the account of any of the foregoing; or (iv) any national stock exchange, including Nasdaq and the TSX.

“Hazardous Substance” means any element, waste or other substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapor, that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Laws.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Approval” means (a) all applicable filings pursuant to the HSR Act shall have been made and all applicable waiting periods (and any extension thereof) shall have expired or been terminated; and (b) there shall not be in effect any voluntary agreement between the Parties and the Antitrust Division of the United States Department of Justice nor the United States Federal Trade Commission pursuant to which the Parties have agreed not to consummate the transactions contemplated by this Agreement.

“Hut” has the meaning ascribed thereto in the preamble to this Agreement and includes Hut Amalco following the Amalgamation.

“Hut Amalco” means Hut as the continuing corporation following the Amalgamation.

“Hut Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of Hut and its Subsidiaries.

“Hut Balance Sheet” has the meaning ascribed thereto in Section (8)(c) of Schedule “C”.

“Hut Balance Sheet Date” has the meaning ascribed thereto in Section (8)(c) of Schedule “C”.

“Hut Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded or registered, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by Hut or any of its Subsidiaries with respect to any of the Hut Employees or former Hut Employees or any current or former directors or individual independent contractors of Hut or any of its Subsidiaries (or any spouses, dependents, survivors or beneficiaries of any such Persons) and includes: (i) retirement, severance, termination, retention or change in control plans, programs or agreements; and (ii) deferred compensation, equity-based, incentive, bonus, retirement or supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind, including for greater certainty the Hut Omnibus Incentive Plan and the Hut ESPP, but excluding Statutory Plans and individual employment Contracts.

“Hut Board” means the board of directors of Hut, as constituted from time to time.

“Hut Circular” means the notice of the Hut Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to Hut Shareholders in connection with the Hut Meeting, including any amendments or supplements thereto in accordance with the terms of this Agreement.

“Hut Compensation Warrants” means (i) the 144,000 warrants to acquire Hut Shares issued by Hut on June 15, 2021 and expiring on June 15, 2023; and (ii) the 70,200 warrants to acquire Hut Shares issued by Hut on September 17, 2021 and expiring on September 17, 2026.

“Hut Consideration Shares” means the New Hut Shares to be received by holders of Hut Shares (other than Dissenting Shareholders) pursuant to the Arrangement, in accordance with this Agreement.

“Hut Data” means all data contained in the Hut Systems and all other information and data compilations used by Hut or any of the Hut Subsidiaries, whether or not in electronic form.

“Hut Data Room Information” means the information contained in the files, reports, data, documents and other materials relating to Hut and its Subsidiaries as provided in the electronic data room established by Hut and hosted by Donnelley Financial Solutions Venue in connection with the transactions contemplated hereby as of the Data Room Cut-off Time.

“Hut Disclosure Letter” has the meaning ascribed thereto in Section 5.1(1).

“Hut DSUs” means the deferred share units of Hut issued pursuant to the Hut Omnibus Incentive Plan.

“Hut ESPP” means the employee share purchase plan of Hut approved at the annual and special meeting of Hut Shareholders held on June 23, 2021.

“Hut Employees” means the officers and employees of Hut and its Subsidiaries.

“Hut Exchange Ratio” means 0.2.

“Hut Fairness Opinions” means the opinions of Stifel GMP and Kroll, LLC to the effect that, as of the date hereof, the USBTC Exchange Ratio is fair, from a financial point of view, to Hut.

“Hut Financial Statements” means (i) the audited consolidated financial statements of Hut as at and for the financial years ended December 31, 2021 and 2020, and (ii) the Hut Interim Financial Statements, in each case prepared in accordance with IFRS as consistently applied by Hut.

“Hut Holdings” means Hut 8 Holdings Inc., a corporation existing under the BCBCA and a direct, wholly-owned subsidiary of Hut.

“Hut Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of Hut for the three- and nine-month periods ended September 30, 2022 and 2021, in each case prepared in accordance with IFRS as consistently applied by Hut.

“Hut June 2021 Warrants” means the 11,500,000 warrants to acquire Hut Shares issued by Hut on June 15, 2021 and expiring on June 15, 2023.

“Hut Lease” has the meaning ascribed thereto in Section (16)(a) of Schedule “C”.

“Hut Leased Real Property” has the meaning ascribed thereto in Section (16)(a) of Schedule “C”.

“Hut Material Contract” has the meaning ascribed thereto in Section (15)(c) of Schedule “C”.

“Hut Material Subsidiaries” means Hut Holdings and Hut 8 High Performance Computing Inc.

“Hut Meeting” means the special meeting of the Hut Shareholders, including any adjournment or postponement thereof in each case in accordance with and subject to the express terms of this Agreement, the Interim Order and applicable Law, to be called and held in accordance with the Interim Order and applicable Law for the purpose of considering and, if thought advisable, approving the Arrangement Resolution and the Other Hut Resolutions, if any, and for any other purpose as may be set out in the Hut Circular and agreed to in writing by the Parties.

“Hut Omnibus Incentive Plan” means the omnibus long-term incentive plan of Hut approved at the annual and special meeting of Hut Shareholders held on June 23, 2021.

“Hut Options” means the outstanding stock options to purchase Hut Shares issued pursuant to the Hut Omnibus Incentive Plan.

“Hut Permits” has the meaning ascribed thereto in Section (14)(b) of Schedule “C”.

“Hut Public Disclosure Record” means all documents and instruments filed by it under Securities Laws on SEDAR or EDGAR prior to the Data Room Cut-off Time.

“Hut Resolutions” means, collectively: (i) the Arrangement Resolution; and (ii) the Other Hut Resolutions, if any.

“Hut RSUs” means the restricted share units of Hut issued pursuant to the Hut Omnibus Incentive Plan.

“Hut Replacement Option” means a Hut Option, as replaced pursuant to the Arrangement.

“Hut Share Exchange” means the transfer of each Hut Share (other than any Dissent Share) to New Hut pursuant to the Arrangement in exchange for which each holder shall be entitled to receive, for each Hut Share, a fraction of a New Hut Share equal to the Hut Exchange Ratio.

“Hut Shareholders” means the registered and/or beneficial holders of the Hut Shares, as the context requires.

“Hut Shares” means the common shares in the capital of Hut and, for the avoidance of doubt, includes the common shares in the capital of Hut Amalco following the Amalgamation.

“Hut Subsidiaries” means the Subsidiaries of Hut.

“Hut Support Agreements” means the voting support agreements dated the date hereof and made between USBTC and the Hut Supporting Shareholders.

“Hut Supporting Shareholders” means the directors and officers of Hut who are party to the Hut Support Agreements.

“Hut Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the business of Hut or any of the Hut Subsidiaries.

“Hut Warrants” means collectively, the Hut June 2021 Warrants and the Hut Compensation Warrants.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as applicable at the relevant time.

“Intellectual Property” means all intellectual property rights recognized throughout the world, including all Canadian, U.S. and foreign (i) patents, design patents, industrial designs, and applications for patents, design patents and industrial designs, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, business names, corporate names, trade names, domain names, social media accounts, logos, slogans, trade dress, distinguishing guises and other similar designations of source or origin, together with the goodwill symbolized by or associated with any of the foregoing, (iii) copyrights and copyrightable subject matter and works of authorship, (iv) integrated circuit topographies, mask works, mask work registrations and applications for mask work registrations; (v) proprietary rights in computer programs (whether in source code, object code, or other form), databases, algorithms, compilations and other collections of data, and in all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (vi) Trade Secrets, confidential information, ideas, know-how, inventions, proprietary processes, designs, technology, formulae, formulations, specifications, models and methodologies, and any documentation relating to any of the foregoing, and (vii) all applications and registrations for the foregoing.

“Intended Tax Treatment” has the meaning ascribed thereto in Section 3.8.

“Interim Order” means the interim order of the Court pursuant to section 291 of the BCBCA, in a form acceptable to Hut and USBTC, each acting reasonably, providing for, among other things, the calling and holding of the Hut Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of Hut and USBTC, each acting reasonably, at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Law” or “Laws” means, with respect to any Person, any and all applicable laws (statutory, common or otherwise), statute, constitution, treaty, convention, ordinance, code, rule, regulation, by-laws, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign (i) enacted, adopted, promulgated or applicable by a Governmental Entity, (ii) that is binding upon or applicable to such Person or its business, undertaking, property, assets or securities, the terms and conditions of any Permit, and (iii) to the extent they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), limitation or restriction on use, voting, exercise, possession or transfer (including any preferential offer or refusal right or similar entitlement), or other third party encumbrance, in each case, whether contingent or absolute and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing.

“Matching Period” has the meaning ascribed to it in Section 7.4(1)(e).

“Material Adverse Effect” means, in relation to a Party, any change, effect, event, occurrence, state of facts or circumstance, that, individually or in the aggregate with other such changes, effects, events, occurrences, state of facts or circumstances, is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of that Party and its Subsidiaries, taken as a whole, except for and excluding any change, effect, event, occurrence, state of facts or circumstance resulting from or arising in connection with:

(a)	any change, effect, event, occurrence, state of fact or circumstance generally affecting the industries (taking into account relevant geographies) in which such Party or any of its Subsidiaries operate;

(b)	any change in global, national or regional political conditions or in general economic, business, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital, energy or other commodity market conditions, in each case whether national or global;

(c)	any act of terrorism or any outbreak of hostilities or declared or undeclared war, cyberterrorism, civil unrest, civil disobedience, sabotage, cybercrime, national or international calamity, military action, declaration of a state of emergency or any other similar event (including the current conflict between the Russian Federation and Ukraine), or any change, escalation or worsening thereof;

(d)	any epidemics, pandemics or disease outbreak or other public health condition (including COVID-19 and the implementation of any COVID-19 Measures), earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural or man-made disasters or acts of God;

(e)	any adoption, proposal, implementation or other change in Law, or interpretation of Law by any Governmental Entity, or proposed change in Law or interpretation of Law, in each case including any Laws in respect to Taxes, IFRS or regulatory accounting requirements, data centers, cryptocurrencies or other blockchain technology, in each case after the date hereof;

(f)	any generally applicable change in applicable accounting principles, including IFRS and U.S. GAAP after the date hereof;

(g)	the failure in and of itself of the Party to meet any internal or published projections, forecasts or guidance or estimates of revenues, earnings or cash flows of such Party or of any securities analysts (it being understood that the causes underlying such failure may, if not otherwise excluded from this definition of Material Adverse Effect, be deemed either alone or in combination to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred);

(h)	the announcement of this Agreement or the pendency of the Transaction, including the impact thereof on relationships with employees, customers, suppliers and distributors to the extent resulting from such announcement or existence;

(i)	in respect of Hut only, any decrease in and of itself in the market price or any decline in and of itself in the trading volume of the equity securities of Hut (it being understood that the causes underlying such change in trading price or trading volume may, if not otherwise excluded from this definition of Material Adverse Effect, be deemed either alone or in combination to constitute, or be taken into account in determining whether a Material Adverse Effect in respect of Hut has occurred); or

(j)	any actions taken (or omitted to be taken) (1) at the written request, or with the prior written consent, of the other Party hereto; (2) as required by Law; or (3) in accordance the terms of this Agreement, but provided that (A) in the case of clauses (a) through (f), such change, effect, event, occurrence, state of facts or circumstance may be taken into account to the extent it has a materially adverse disproportionate impact or effect on the Party and its Subsidiaries taken as a whole, as compared to companies in comparable industries of comparable economic size, during the same period of time (in which case the extent (and only the extent) of the disproportionate impact or effect may be taken into account in determining whether there has been a Material Adverse Effect); and (B) references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred.

“Merger” means the merger of USBTC and Merger Subco pursuant to the NRS in accordance with this Agreement.

“Merger Effective Time” has the meaning ascribed to it in Section 4.1(1).

“Merger Subco” means a direct, wholly-owned Subsidiary of New Hut, to be incorporated under the NRS prior to the Effective Date solely for the purpose of effecting the Merger.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which they are made.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nevada Dissenter’s Rights Statutes” means NRS 92A.300 through 92A.500, inclusive, together with any relevant definitions pertaining thereto as set forth in NRS Chapter 92A.

“New Hut” has the meaning ascribed thereto in the preamble to this Agreement.

“New Hut Board” means the board of directors of New Hut, as constituted from time to time.

“New Hut Omnibus Incentive Plan” means the 10% “rolling” or evergreen” omnibus equity incentive plan of New Hut to be established by New Hut prior to the Effective Date, which shall be substantially in the form of the Hut Omnibus Incentive Plan, subject to such changes as Hut and USBTC, each acting reasonably, may agree to.

“New Hut Shares” means the shares of common stock, par value US$0.00001 each, in the capital of New Hut.

“No Action Letter” means written confirmation from the Commissioner indicating that the Commissioner does not, as of the date of such written confirmation, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

“NRS” means the Nevada Revised Statutes, as amended.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any: (A) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (B) Contract with any Governmental Entity entered into in connection with any Action.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is substantially consistent in nature and scope with the past practices of such Person and is taken in the ordinary operations of the business of such Person and, in any case, is not unreasonable in the circumstances when considered in the context of the provisions of this Agreement, and for greater certainty, all COVID-19 Response shall be deemed to have been taken in the Ordinary Course.

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles, notice of articles, charter or certificate or articles of incorporation or memorandum and articles of association, as the case may be, and by-laws, and any shareholder agreement or similar agreement; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (v) with respect to any Person similar to but not set out in (i) through (iv) of this definition, its comparable organizational documents (including a declaration of trust, partnership agreement, articles of continuance, arrangement or amalgamation).

“Other Hut Resolutions” means, collectively, any resolution that may be put before Hut Shareholders at the Hut Meeting at the written request of the TSX or Nasdaq in connection with the Transaction.

“Outside Date” means September 30, 2023 or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the Outside Date for up to an additional 60 days (in 30-day increments) if the Required Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity by giving written notice to the other Parties to such effect no later than 5:00 p.m. (Toronto time) on the date that is not less than two Business Days prior to the original Outside Date (and any subsequent Outside Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Required Regulatory Approvals is primarily the result of such Party’s failure to comply with its covenants herein; and provided further, that if the SEC has not declared the Registration Statement effective on or prior to September 30, 2023 the Outside Date shall be automatically extended to November 30, 2023.

“Parties” means, together, Hut, USBTC and New Hut, and “Party” means any one of them.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity.

“Permitted Liens” means, in respect of any Party or any of its Subsidiaries, any one or more of the following:

(a)	easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the Hut Assets or the USBTC Assets, as the case may be;

(b)	contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s, carrier’s and bank’s and securities intermediary’s Liens and other similar Liens arising in the Ordinary Course for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or that are being contested in good faith and in each case for which adequate reserves have been established in accordance with U.S. GAAP (in the case of USBTC or the USBTC Subsidiaries) or IFRS (in the case of Hut or the Hut Subsidiaries) by the party responsible for payment thereof;

(c)	such title defects as (A) Hut (in the case of title defects with respect to properties or assets of USBTC or any of the USBTC Subsidiaries) may have expressly waived in writing or (B) USBTC (in the case of title defects with respect to properties or assets of Hut or any of the Hut Subsidiaries) may have expressly waived in writing;

(d)	customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any of USBTC’s or Hut’s or their respective Subsidiaries’ properties or assets in any manner; provided however that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, Contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property;

(e)	all Liens granted by USBTC, US Data Guardian LLC and the other Loan Parties (as defined in the Anchorage Loan Agreement) in favor of Anchorage pursuant to the Anchorage Loan Agreement; and

(f)	all Liens granted by Hut or Hut Subsidiaries in favor of Galaxy Digital LLC, Trinity Capital Inc., Dell Financial Services Canada Limited, Bank of Montreal, Synnex Canada Limited and Independent System Operator.

“Person” includes any individual, partnership, limited partnership, association, body corporate, corporation, limited liability company, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an identifiable individual and includes any information that constitutes personal information within the meaning of all applicable Privacy Laws.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule “A” hereto, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of Hut and USBTC, each acting reasonably.

“Pre-Closing Period” has the meaning ascribed to it in Section 6.1(1).

“Privacy Law” means all applicable Laws concerning the privacy, collection, storage, transfer, security, disclosure, processing or other use of Personal Information, and all regulations promulgated thereunder, including the Personal Information Protection and Electronic Documents Act (Canada) and any comparable applicable Law of any jurisdiction worldwide.

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA.

“Registration Statement” has the meaning ascribed thereto in 4.5(1).

“Regulatory Approval” means any consent, waiver, Permit, exemption, review, Order, decision or approval of, or any registration and filing with (including any notice required to be provided to), any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective, in each case in connection with the Transaction and includes the Required Regulatory Approvals.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance in the outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property.

“Replacement Securities” means: (i) in respect of Hut, collectively, Hut Replacement Options, Adjusted Hut RSUs and Adjusted Hut DSUs; and (ii) in respect of USBTC, the USBTC Replacement Options.

“Representatives”, with respect to any Party, means the officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives of such Party and such Party’s Affiliates.

“Required Regulatory Approvals” means the Stock Exchange Approvals, the HSR Approval and the Competition Act Approval.

“Requisite Holders” has the meaning ascribed thereto in the USBTC articles of incorporation in effect as of the date of this Agreement.

“Sanctions Target” means (A) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws; (B) a Person that is on the list of (i) Specially Designated Nationals and Blocked Persons or any of the other sanctions Persons lists published by OFAC, (ii) the Consolidated Canadian Autonomous Sanctions List administered by GAC, or (iii) any other equivalent list of sanctioned Persons issued by the U.S. Department of State, the United Nations, the European Union or Canada; (C) a Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (D) an entity owned fifty percent (50%) or more or controlled by a country or territory identified in clause (A) or Person in clause (B) above.

“SEC” means the United States Securities and Exchange Commission.

“Securities Authority” means, as applicable, the Ontario Securities Commission, the SEC and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or the United States, as applicable.

“Securities Laws” means, as applicable, the Securities Act (Ontario), U.S. Securities Laws and any other applicable Canadian provincial and territorial or United States securities Laws, rules, orders, notices, promulgations and regulations and published policies thereunder.

“SEDAR” means the System for Electronic Document Analysis Retrieval described in National Instrument 13-101 – System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators and available for public view at www.sedar.com.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Statutory Plan” means any statutory benefit plans maintained by a Governmental Entity, including statutory employment/unemployment insurance, workers’ compensation, parental insurance, health insurance or pension plans.

“Stock Exchange Approvals” means: (A) the conditional approval of Nasdaq to list the New Hut Shares (including the Consideration Shares issuable in connection with the Transaction), and any New Hut Shares issuable upon the exercise or settlement of any Replacement Securities, in each case subject only to customary listing conditions, including customary post-closing deliveries; and (B) the conditional approval of the TSX to list the New Hut Shares (including the Consideration Shares issuable in connection with the Transaction), and any New Hut Shares issuable upon the exercise or settlement of any Replacement Securities, in each case subject only to customary listing conditions, including customary post-closing deliveries.

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Agreement.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal from a Person who is an arm’s length third party, made after the date of this Agreement to acquire, directly or indirectly, (i) not less than all of the outstanding Hut Shares (other than Hut Shares beneficially owned by the Person or Persons making such Acquisition Proposal as of the date of such Acquisition Proposal), or (ii) all or substantially all of the assets of Hut on a consolidated basis that:

(a)	complies with Securities Laws and did not result from or involve a breach of Article 7 of this Agreement or any agreement between the Person making such Acquisition Proposal and Hut or any of its Subsidiaries;

(b)	is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Hut Board, acting in good faith (in consultation with its financial advisors and its outside legal counsel) that the funds or other consideration necessary to complete the Acquisition Proposal are or will be available to fund completion of the Acquisition Proposal at the time and on the basis set out therein;

(c)	is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal;

(d)	is not subject to any due diligence condition; and

(e)	the Hut Board determines, in good faith after consultation with its outside legal counsel and financial advisor(s) and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is in the best interests of Hut and is more favourable to the Hut Shareholders, from a financial point of view, than the Transaction (including after considering any proposal to adjust the terms and conditions of the Transaction as contemplated by Section 7.4(2)).

“Superior Proposal Notice” has the meaning ascribed thereto in Section 7.4(1)(c).

“Surviving Corporation” means USBTC as the surviving corporation following consummation of the Merger.

“Tax” (including, with correlative meaning, the term “Taxes”) means: (i) any and all governmental taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, branch profits, franchise, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, consumption of resources, emissions, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, Statutory Plans, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment/unemployment insurance, health insurance and government pension plan premiums or contributions including any installments or prepayments in respect of any of the foregoing; (ii) all interest, penalties, fines, additions to tax imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii), whether disputed or not; (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a transferee or successor in interest to any party; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Tax Act” means the Income Tax Act (Canada).

“Taxing Authority” means the United States Internal Revenue Service, the Canada Revenue Agency and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes.

“Tax Returns” means all returns and reports (including elections, designations, declarations, notices, disclosures, schedules, estimates and information returns) filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity in connection with any Tax, including all amendments, attachments or supplements thereto and whether in tangible or electronic form.

“Terminating Party” has the meaning ascribed to it in Section 8.5(3).

“Termination Amount” means US$10,000,000.

“Termination Notice” has the meaning ascribed to it in Section 8.5(3).

“Trade Secret” means (i) confidential know how, methods, technical information, data, processes, or plans, and (ii) all trade secrets within the meaning of applicable Law.

“Transaction” means, collectively, the transactions contemplated by this Agreement to implement the business combination between Hut and USBTC, including the Arrangement and the Merger.

“TSX” means the Toronto Stock Exchange and any successor thereto.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. Securities Act and the U.S. Exchange Act.

“USBTC” has the meaning ascribed thereto in the preamble to this Agreement.

“USBTC Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of USBTC and its Subsidiaries.

“USBTC Balance Sheet” has the meaning ascribed thereto in Section (8)(c) of Schedule “D”.

“USBTC Balance Sheet Date” has the meaning ascribed thereto in Section (8)(c) of Schedule “D”.

“USBTC Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded or registered, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by USBTC or any of its Subsidiaries with respect to any of the USBTC Employees or former USBTC Employees or any current or former directors or individual independent contractor of USBTC or any of its Subsidiaries (or any spouses, dependents, survivors or beneficiaries of any such Persons) and includes: (i) employment, individual consulting, retirement, severance, termination, retention or change in control plans, programs or agreements; and (ii) deferred compensation, equity-based, incentive, bonus, retirement, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind, including for greater certainty the USBTC Equity Incentive Plan, but excluding Statutory Plans.

“USBTC Board” means the board of directors of USBTC, as constituted from time to time.

“USBTC Common Stock” means the common stock of USBTC, US$0.00001 par value per share.

“USBTC Consent” means the written consent of the USBTC Stockholders to adopt and approve the USBTC Resolution and for any other purpose as may be set out therein and agreed to in writing by the Parties, such written consent executed by (i) the holders of at least a majority of the voting power of the outstanding shares of USBTC Common Stock and USBTC Preferred Stock consenting together as a single class on an as-converted-to-USBTC-Common-Stock basis; and (ii) the Requisite Holders consenting as a separate class.

“USBTC Consideration Shares” means the New Hut Shares to be received by USBTC Stockholders pursuant to the Merger, in accordance with this Agreement.

“USBTC Data” means all data contained in the USBTC Systems and all other information and data compilations used by USBTC or any of the USBTC Subsidiaries, whether or not in electronic form.

“USBTC Data Room Information” means the information contained in the files, reports, data, documents and other materials relating to USBTC and its Subsidiaries as provided in the electronic data room established by USBTC and hosted by Donnelley Financial Solutions Venue in connection with the transactions contemplated hereby as of the Data Room Cut-off Time.

“USBTC Disclosure Letter” has the meaning ascribed thereto in Section 5.1(1).

“USBTC Employees” means the officers and employees of USBTC and its Subsidiaries.

“USBTC Equity Incentive Plan” means the USBTC 2021 Equity Incentive Plan, as amended by the First Amendment thereto, dated July 30, 2021, the Second Amendment thereto, dated October 6, 2021, the Third Amendment thereto, dated September 1, 2022 and the Fourth Amendment thereto, dated January 5, 2023.

“USBTC Exchange Ratio” means 0.6716.

“USBTC Financial Statements” means (i) the audited consolidated financial statements of USBTC as at and for the financial years ended June 30, 2022 and June 30, 2021, and (ii) the USBTC Interim Financial Statements, in each case prepared in accordance with U.S. GAAP as consistently applied by USBTC.

“USBTC Information Statement” means the information statement to be sent to the USBTC Stockholders relating to a consent solicitation with respect to the USBTC Consent.

“USBTC Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of USBTC for the three month period ended September 30, 2022 and September, 2021, in each case prepared in accordance with U.S. GAAP as consistently applied by USBTC.

“USBTC Lease” has the meaning ascribed thereto in Section (16)(a) of Schedule “D”.

“USBTC Leased Real Property” has the meaning ascribed thereto in Section (16)(a) of Schedule “D”.

“USBTC Material Contract” has the meaning ascribed thereto in Section (15)(b) of Schedule “D”.

“USBTC Material Subsidiaries” means U.S. Data Technologies Group Ltd., U.S. Data Group, Inc., US Mining Infrastructure Operations LLC, U.S. Data Energy Group, Inc., USMIO Charlie LLC, USMIO Delta LLC, USMIO Echo LLC, US Data Mining Energy Group Inc., U.S. Data Lone Star Inc., Pecos Data Technologies, LLC, US Data King Mountain LLC, US Data Guardian LLC and TZRC LLC.

“USBTC Option” means each option to purchase USBTC Common Stock that was granted under the USBTC Equity Incentive Plan.

“USBTC Permits” has the meaning ascribed thereto in Section (14)(b) of Schedule “D”.

“USBTC Preferred Stock” means the Series A preferred stock of USBTC, US$0.00001 par value per share, the Series B preferred stock of USBTC, US$0.00001 par value per share, the Series B-1 preferred stock of USBTC, US$0.00001 par value per share, and the Series C preferred stock, US$0.00001 par value per share.

“USBTC Replacement Option” has the meaning ascribed thereto in Section 2.3(3).

“USBTC Resolution” means the resolution(s) adopted by the USBTC Stockholders setting forth and granting the USBTC Stockholder Approval.

“USBTC Stockholder Approval” means the approval of this Agreement (generally and as the plan of merger for the Merger) and the Transaction, by the requisite USBTC Stockholders, including any consents, waivers, determinations or other approvals by any class or series of USBTC Shares required under the USBTC Organizational Documents or otherwise in connection with this Agreement or the transactions contemplated hereby.

“USBTC Stockholders” means the registered holders of USBTC Shares.

“USBTC Shares” means, collectively, the shares of USBTC Common Stock and USBTC Preferred Stock (or, in the event of a “Mandatory Conversion Time” as defined in the USBTC articles of incorporation in effect as of the date of this Agreement, the shares of USBTC Common Stock issued upon conversion of the outstanding shares of USBTC Preferred Stock), as applicable.

“USBTC Subsidiaries” means the Subsidiaries of USBTC and including for greater certainty the joint venture entities consisting of Copper Plains LLC and TZRC LLC.

“USBTC Support Agreements” means the voting support agreements dated the date hereof and made between Hut and the USBTC Supporting Stockholders.

“USBTC Supporting Stockholders” means the directors and officers of USBTC and other Persons who are USBTC Stockholders party to the USBTC Support Agreements.

“USBTC Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the business of USBTC or any of the USBTC Subsidiaries.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)	Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to “$” are references to Canadian dollars unless otherwise indicated. All references to U.S. dollars or to “US$” are references to United States dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number also include the plural and vice versa.

(4)	Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “day” means “calendar day”; (iii) “hereof”, “herein”, “hereunder” and words of similar import, will refer to this Agreement as a whole and not to any particular provision of this Agreement unless context requires otherwise; (iv) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (v) unless stated otherwise, “Article”, “Section”, “Subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement.

(5)	Definition of “made available”. The term “made available” means: (i) complete and unredacted copies of the subject materials were included in the USBTC Data Room Information or the Hut Data Room Information, as applicable, in each case as of the Data Room Cut-off Time; or (ii) subject material was listed in the Hut Disclosure Letter or the USBTC Disclosure Letter, as applicable, and copies of such materials were provided to Hut or USBTC, as applicable.

(6)	Statutes. Any reference to a statute refers to such statute, or successor thereto, and all rules, resolutions and regulations made under it, or its successor, respectively, as it or its successor, or they, may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(7)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action will be required or permitted to be taken on the next succeeding day which is a Business Day.

(8)	Time References. References to time are to local time, New York City, New York unless expressly noted otherwise.

(9)	Agreements. All references in this Agreement to any agreement, Contract, document or instrument means such agreement, Contract, document or instrument, as amended, restated or supplemented in accordance with the terms thereof, and includes all schedules, exhibits and other attachments, in each case as of the date hereof.

1.3	Knowledge

Where any representation or warranty is expressly qualified by reference to the knowledge of Hut, it means the actual knowledge, after due and diligent inquiry regarding the relevant matter, of the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer or Senior Vice President of Operations of Hut. Where any representation or warranty is expressly qualified by reference to the knowledge of USBTC, it means the actual knowledge, after due and diligent inquiry regarding the relevant matter, of the Chief Executive Officer, President, Chief Financial Officer or Senior Vice President of Operations of USBTC.

1.4	Accounting Terms

(1)	All accounting terms used in respect of Hut are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of Hut required to be made will be made in a manner consistent with IFRS, in each case as consistently applied by Hut.

(2)	All accounting terms used in respect of USBTC are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature in respect of USBTC required to be made will be made in a manner consistent with U.S. GAAP, in each case as consistently applied by USBTC.

1.5	Subsidiaries

To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of Hut or USBTC, each such provision will be construed as a covenant by Hut or USBTC, as applicable, to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

1.6	Consent

If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required will be conclusively deemed to have withheld its approval or consent, unless otherwise mutually agreed by the Parties.

1.7	Schedules

The schedules attached to this Agreement form an integral part of this Agreement.

Article 2
CLOSING OF THE TRANSACTION

2.1	Effective Date and Closing

(1)	Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the Party or Parties in whose favour the condition is, of each of the conditions set out in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver by the Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), the consummation of the Transaction (including the Arrangement and the Merger) (the “Closing”) shall occur on the Effective Date.

(2)	The Closing, other than the filing of the Arrangement Filings and the Articles of Merger, shall take place remotely via electronic exchange of documents, or in such other manner or at such other location, as may be agreed upon between the Parties.

(3)	At the Closing and on the Effective Date, the Parties shall cause the consummation of the Arrangement and Merger to occur in the following order, upon the terms and subject to the conditions of this Agreement:

(a)	Hut shall cause the Arrangement Filings to be filed in accordance with Section 3.7, so that the Arrangement will become effective at the Arrangement Effective Time; and

(b)	USBTC and Merger Subco shall cause the Articles of Merger to be filed with the Nevada Secretary of State in accordance with Article 4, so that the Merger will become effective at the Merger Effective Time.

The Parties hereby confirm that the Merger Effective Time shall not occur until after the completion of each of the steps of the Arrangement that commence upon the occurrence of the Arrangement Effective Time.

2.2	Exchange of Hut Securities

On the Effective Date, upon the Arrangement becoming effective, the Hut Shares, the Hut Options, the Hut RSUs, the Hut DSUs and the Hut Warrants shall be dealt with in accordance with and subject to the provisions of the Plan of Arrangement.

2.3	Exchange of USBTC Securities

On the Effective Date, at the Merger Effective Time and in accordance with the Articles of Merger, by virtue of the Merger and without any action on the part of any USBTC Stockholder (but in the case of paragraph 2.3(3) below, subject to any necessary action of the USBTC Board, which shall be taken prior to the Effective Date):

(1)	Each USBTC Share (other than Dissenting USBTC Shares and treasury USBTC Shares) issued and outstanding immediately prior to the Merger Effective Time shall be exchanged for that number of New Hut Shares equal to the USBTC Exchange Ratio.

(2)	Each Dissenting USBTC Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall thereafter only constitute the rights, if any, available under the Nevada Dissenter’s Rights Statutes, in accordance with and subject to the provisions of Section 2.7.

(3)	Each USBTC Option outstanding immediately prior to the Merger Effective Time shall automatically be exchanged for an option (each, a “USBTC Replacement Option”) entitling the holder to purchase that number of New Hut Shares equal to the product obtained when the number of shares of USBTC Common Stock subject to such USBTC Option immediately prior to the Merger Effective Time is multiplied by the USBTC Exchange Ratio (rounded down to the nearest whole share), which USBTC Replacement Option shall (i) have an exercise price for each New Hut Share that may be purchased under such USBTC Replacement Option equal to the quotient obtained when the exercise price per share of USBTC Common Stock, as of immediately prior to the Merger Effective Time, under such exchanged USBTC Option is divided by the USBTC Exchange Ratio (rounded up to the nearest whole cent) and (ii) other than such changes as set out in Section 2.3(3) of the USBTC Disclosure Letter, otherwise have the same terms and conditions (including vesting, exercisability terms and expiry date) as were applicable to such USBTC Option immediately prior to the Merger Effective Time, other than the exercise price and number and kind of shares that may be purchased and conforming changes to take into account the Merger. Subject to the approval of the TSX, the USBTC Replacement Options shall be governed by a plan adopted by New Hut which is identical to the USBTC Equity Incentive Plan other than conforming changes to take into account the Merger, including that the USBTC Replacement Options represent the rights to purchase New Hut Shares and that the plan is sponsored by New Hut. The adjustments made to the USBTC Options pursuant to this Section 2.3(3) shall be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5), to the extent applicable, and, with respect to USBTC Options that are intended to be “incentive stock options” within the meaning of Section 422 of the Code, Treasury Regulation Section 1.424-1.

(4)	All USBTC Shares held in the treasury of USBTC immediately prior to the Merger Effective Time shall be automatically canceled without any conversion thereof and cease to exist and no payment or distribution shall be made with respect thereto.

(5)	Each share of Merger Subco issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of the Surviving Corporation.

2.4	Deposit of New Hut Shares Issuable Pursuant to the Arrangement and Merger; Exchange Procedures

(1)	Prior to the Effective Date, New Hut shall deliver, or cause to be delivered, to the Depositary in escrow pending the Arrangement Effective Time and Merger Effective Time, sufficient New Hut Shares (and any treasury directions addressed to New Hut’s transfer agent as may be necessary) to satisfy (i) the aggregate number of Hut Consideration Shares, and (ii) the aggregate number of USBTC Consideration Shares.

(2)	As soon as practicable after the Effective Time and in any event not later than the third Business Day following the Effective Date, New Hut shall cause the Depositary to mail to each holder of record of a certificate (a “Hut Certificate”) or book-entry share (a “Hut Book-Entry Share”) that immediately prior to the Arrangement Effective Time represented outstanding Hut Shares, as applicable, and to each holder of record of an electronic certificate administrated by Carta, Inc. (a “USBTC Electronic Certificate”) that immediately prior to the Merger Effective Time represented such holder’s USBTC Shares, as applicable, whose shares were converted into the right to receive the applicable Consideration Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Hut Certificates, Hut Book-Entry Shares or USBTC Electronic Certificates shall pass, only upon delivery of the Hut Certificates, Hut Book-Entry Shares or USBTC Electronic Certificates to the Depositary, and which shall be in form and substance reasonably satisfactory to New Hut) and (ii) instructions for use in effecting the surrender of the Hut Certificates, Hut Book-Entry Shares and USBTC Electronic Certificates in exchange for the applicable Consideration Shares. Upon surrender of a Hut Certificate, Hut Book-Entry Share or USBTC Electronic Certificate, as applicable, for cancellation to the Depositary, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Depositary, the holder of such Hut Certificate, Hut Book-Entry Share or USBTC Electronic Certificate shall be entitled to receive in exchange therefor that number of Consideration Shares that such holder has the right to receive pursuant to this Article 2, and the Hut Certificate, Hut Book-Entry Share or USBTC Electronic Certificate so surrendered shall forthwith be cancelled. If any portion of the applicable Consideration Shares is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Hut Certificate, Hut Book-Entry Share or USBTC Electronic Certificate is registered, it shall be a condition to the registration thereof that the surrendered Hut Certificate, Hut Book-Entry Share or USBTC Electronic Certificate shall be in proper form for transfer and that the Person requesting such delivery of the Consideration Shares shall pay to the Depositary any and all transfer and other similar Taxes required to be paid as a result of such registration in the name of a Person other than the registered holder of such Hut Certificate, Hut Book-Entry Share or USBTC Electronic Certificate or establish to the satisfaction of the Depositary that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.4, each Hut Certificate, Hut Book-Entry Share or USBTC Electronic Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Consideration Shares. No interest shall be paid or shall accrue for the benefit of holders of Hut Certificates, Hut Book-Entry Shares or USBTC Electronic Certificates on the applicable Consideration Shares payable upon the surrender of Hut Certificates, Hut Book-Entry Shares or USBTC Electronic Certificates.

(3)	All Consideration Shares issued upon the surrender for exchange of Hut Certificates, Hut Book-Entry Shares or USBTC Electronic Certificates in accordance with the terms of this Article 2 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Hut Shares or the USBTC Shares, as applicable, theretofore represented by such Hut Certificates, Hut Book-Entry Shares or USBTC Electronic Certificates, and there shall be no further registration of transfers on the share transfer books of Hut of the Hut Shares that were outstanding immediately prior to the Arrangement Effective Time, or the Surviving Corporation of the USBTC Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Effective Time, Hut Certificates, Hut Book-Entry Shares or USBTC Electronic Certificates are presented to New Hut or the Depositary for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(4)	Any portion of the Consideration Shares made available to the Depositary pursuant to Section 2.4(1) that remains undistributed to the holders of the Hut Certificates, Hut Book-Entry Shares or USBTC Electronic Certificates for one year after the Effective Time shall be delivered to New Hut, and any holders of the Hut Certificates, Hut Book-Entry Shares or USBTC Electronic Certificates who have not theretofore complied with this Article 2 shall thereafter be entitled to look only to New Hut for payment of their claim for any New Hut Shares. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, immediately prior to such time, to the extent permitted by applicable Law, the property of New Hut, free and clear of all claims or interest of any Person previously entitled thereto. None of New Hut, Hut, USBTC or the Depositary shall be liable to any Person in respect of any portion of the Consideration Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(5)	If any Hut Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Hut Certificate to be lost, stolen or destroyed and, if required by New Hut or the Depositary, the posting by such Person of a bond in such reasonable amount as New Hut or the Depositary, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Hut Certificate, the Depositary shall deliver in exchange for such lost, stolen or destroyed Hut Certificate, the Consideration Shares with respect to the Hut Shares formerly represented thereby pursuant to this Agreement.

2.5	No Fractional New Hut Shares

No fractional New Hut Shares will be delivered to Hut Shareholders entitled to receive Hut Consideration Shares pursuant to the Arrangement or to USBTC Stockholders entitled to receive USBTC Consideration Shares pursuant to the Merger. The aggregate number of New Hut Shares that a Hut Shareholder is otherwise entitled to receive pursuant to the Arrangement or that a USBTC Stockholder is otherwise entitled to receive pursuant to the Merger will, in each case, be rounded down to the nearest whole number of New Hut Shares.

2.6	Withholding Taxes

Hut, USBTC, New Hut, Merger Subco or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any Person pursuant to the Arrangement, the Merger or this Agreement (including, without limitation, any payments to Dissenting Shareholders or Dissenting USBTC Stockholders) such amounts as Hut, USBTC, New Hut, Merger Subco or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate Taxing Authority. Each of Hut, USBTC, New Hut, Merger Subco or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to Hut, USBTC, New Hut, Merger Subco or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Hut, USBTC, New Hut, Merger Subco or the Depositary shall notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Taxing Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person.

2.7	Dissenter’s Rights for USBTC Stockholders

No holder of shares of USBTC Shares will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with this Agreement and the transactions contemplated hereby (including the Merger), except as and only to the extent mandated by the Nevada Dissenter’s Rights Statutes. No Dissenting USBTC Stockholder shall be entitled to receive any portion of the USBTC Consideration Shares payable in the Merger with respect to the Dissenting USBTC Shares formerly owned by such Dissenting USBTC Stockholder. Each Dissenting USBTC Stockholder shall be entitled to receive only the payment of the fair value (as defined in NRS 92A.320) of the Dissenting USBTC Shares formerly owned by such Dissenting USBTC Stockholder, as determined in accordance with the Nevada Dissenter’s Rights Statutes, but only if and to the extent such Dissenting USBTC Stockholder has duly perfected and not withdrawn or otherwise lost, and is otherwise entitled to, dissenter’s rights in accordance with the Nevada Dissenter’s Rights Statutes. USBTC shall give Hut and New Hut (i) prompt notice and copies of any written demands for dissenter’s rights under the Nevada Dissenter’s Rights Statutes, attempted or purported withdrawals of such demands and any other instruments received by such Party relating to any Person’s assertion or exercise of, or demand for, dissenter’s rights under the Nevada Dissenter’s Rights Statutes and (ii) the opportunity to participate in all negotiations and legal proceedings with respect to any such assertion, demand or exercise. USBTC shall not, except with the prior written consent of the other Parties, or as required by the Nevada Dissenter’s Rights Statutes, make any payment with respect to any assertion or exercise of, or demand for dissenter’s rights under the Nevada Dissenter’s Rights Statutes, offer to settle or settle any such assertion, demand or exercise or approve any withdrawal of any such assertion, demand or exercise, or agree, authorize or commit to do any of the foregoing. If any Dissenting USBTC Stockholder withdraws its assertion or exercise of, or demand for dissenter’s rights under the Nevada Dissenter’s Rights Statutes or otherwise waives or loses such dissenter’s rights with respect to any USBTC Shares, such USBTC Shares shall be deemed to have been converted as of the Merger Effective Time into the right to receive, without any interest thereon, the applicable USBTC Consideration Shares as determined pursuant to Section 2.3.

2.8	Announcement and Shareholder Communications

The Parties shall issue a joint press release with respect to this Agreement and the Transaction promptly following the execution of this Agreement, the text of such announcement to be in the form approved by USBTC and Hut in advance, acting reasonably and without delay. USBTC and Hut agree to co-operate in the preparation of presentations, if any, to the Hut Shareholders and USBTC Stockholders regarding the Transaction, and neither Hut nor USBTC shall issue any news release or otherwise make public announcements with respect to this Agreement or the Transaction without the consent of the other Parties (which consent shall not be unreasonably withheld, delayed or conditioned), provided however that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing, in the opinion of its legal counsel, required under applicable Laws or, in the case of Hut, stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Parties and reasonable opportunity to review or comment on the disclosure or filing and give reasonable consideration to any such comment, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.9	Hut ESPP

Subject to the terms and conditions of the Hut ESPP, Hut shall promptly following execution of this Agreement, suspend all future participation under the Hut ESPP and provide participants with notice of the intention of Hut to terminate the Hut ESPP effective as of immediately prior to the Effective Time, provided that, for greater certainty, Hut shall comply with all of its existing obligations incurred or accrued in connection with the Hut ESPP prior to the time at which termination thereof is effective.

2.10	Reservation of New Hut Shares and Registration Statement

Prior to the Effective Time, the Parties shall cause New Hut to reserve for issuance such number of New Hut Shares as is necessary to effectuate the transactions contemplated by Sections 2.2 and 2.3 with respect to Hut Replacement Options, Adjusted Hut RSUs, Adjusted Hut DSUs and USBTC Replacement Options. New Hut shall prepare and, as soon as practicable following the effective date of the Registration Statement, file with the SEC a registration statement on Form S-8 or other appropriate form with respect to New Hut Shares subject to the Hut Replacement Options, Adjusted Hut RSUs, Adjusted Hut DSUs and USBTC Replacement Options.

Article 3
THE ARRANGEMENT

3.1	Implementation of the Arrangement

The Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order.

3.2	Interim Order

(1)	Hut covenants that it will, in a manner acceptable to USBTC, acting reasonably, in accordance with the provisions of the BCBCA, in cooperation with USBTC, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Hut Meeting and for the manner in which such notice is to be provided;

(b)	confirmation of the record date for the purposes of determining the Hut Shareholders entitled to receive notice of and vote at the Hut Meeting;

(c)	that the record date for Hut Shareholders entitled to notice of and to vote at the Hut Meeting need not change in respect of any adjournment(s) or postponement(s) of the Hut Meeting or any other change, unless required by Law;

(d)	that the requisite approval for the Arrangement Resolution shall be at least: (i) 66 2/3% of the votes cast on the Arrangement Resolution by holders of Hut Shares, present in person or represented by proxy and entitled to vote at the Hut Meeting; and (ii) if applicable, a majority of the votes attached to Hut Shares held by Hut Shareholders present in person or represented by proxy and entitled to vote at the Hut Meeting excluding for this purpose votes attached to Hut Shares held by Persons described in items (a) through (d) of Section 8.1(2) of MI 61-101;

(e)	for the grant of Dissent Rights to registered holders of the Hut Shares as contemplated in the Plan of Arrangement;

(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)	that the Hut Meeting may be adjourned or postponed from time to time by management of Hut, subject to the terms of this Agreement, without the need for additional approval of the Court and without the necessity of first convening the Hut Meeting or first obtaining any vote of the Hut Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Hut Board may determine is appropriate in the circumstances;

(h)	that the Hut Meeting may be held in-person or be a virtual meeting or hybrid meeting whereby Hut Shareholders may join virtually;

(i)	that in all other respects, the terms, conditions and restrictions of Hut’s Organizational Documents, including quorum requirements and other matters, shall apply with respect to the Hut Meeting;

(j)	that each Hut Shareholder and any other affected Person shall have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order so long as they enter a response within a reasonable time; and

(k)	for such other matters as the Parties may reasonably require, subject to obtaining the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed.

(2)	In seeking the Interim Order, Hut shall advise the Court that it is the intention of the Parties to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Hut Consideration Shares and Hut Replacement Options to be issued pursuant to the Arrangement, based upon and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to holders of Hut Shares and Hut Options, as applicable, to whom such securities will be issued by New Hut pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

3.3	The Hut Meeting

(1)	Subject to the terms of this Agreement and receipt of the Interim Order, Hut covenants that it will:

(a)	convene and conduct the Hut Meeting in accordance with the Interim Order, Hut’s Organizational Documents and applicable Law, and, in this regard, Hut may abridge any time periods that may be abridged under Securities Laws for the purpose of considering the Hut Resolutions and for any other proper purpose as may be set out in the Hut Circular and agreed to by USBTC, acting reasonably; set the record date for the Hut Shareholders entitled to vote at the Hut Meeting; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Hut Meeting without the prior written consent of USBTC except as required under Section 7.4(5), Section 8.5(3) or as required for quorum purposes (in which case the Hut Meeting will be adjourned and not cancelled) or reasonably required by Law or by a Governmental Entity;

(b)	use its commercially reasonable efforts to solicit proxies in favour of the approval of the Hut Resolutions and against any resolution submitted by any Hut Shareholder that is inconsistent with the Hut Resolutions and the completion of any of the transactions contemplated herein, including, if otherwise determined necessary or advisable by Hut or if so requested by USBTC, acting reasonably, using investment dealers and proxy solicitation services firms selected by Hut (acceptable to USBTC, acting reasonably) to solicit proxies in favour of the approval of the Hut Resolutions and against any resolution submitted by any Hut Shareholder that is inconsistent with the Hut Resolutions;

(c)	consult with USBTC in fixing the date of the Hut Meeting and the record date of the Hut Meeting;

(d)	promptly provide USBTC with copies of or access to information regarding the Hut Meeting generated by any transfer agent, dealer or proxy solicitation services firm, as reasonably requested from time to time by USBTC;

(e)	promptly advise USBTC, at such times as USBTC may reasonably request, and at least once daily for the ten (10) Business Days immediately preceding the Hut Meeting, as to the aggregate tally of the proxies received by Hut in respect of the Hut Resolutions;

(f)	give notice to USBTC of the Hut Meeting and allow Representatives of USBTC to attend the Hut Meeting;

(g)	subject to Section 6.10, promptly advise USBTC of any communication (written or oral) from any Person in opposition to the Arrangement, written notice of dissent or purported exercise or withdrawal of Dissent Rights by Hut Shareholders, and provide USBTC with an opportunity to review and comment upon any written communications sent by or on behalf of Hut to any such Person and to participate in any discussions, negotiations or proceedings involving such Person;

(h)	not pay, settle or compromise or agree to any payment, settlement or compromise any claims regarding the Transaction or claims for Dissent Rights without the prior written consent of USBTC (such consent not to be unreasonably withheld, conditioned or delayed);

(i)	not change the record date for the Hut Shareholders entitled to vote at the Hut Meeting in connection with any adjournment or postponement of the Hut Meeting unless required by applicable Law or the Court or with the prior written consent of USBTC (such consent not to be unreasonably withheld, conditioned or delayed);

(j)	at the request of USBTC from time to time, provide USBTC with a list (in both written and electronic form) of (i) the Hut Shareholders, together with their addresses and respective holdings of Hut Shares, (ii) the names, addresses and holdings of all Persons having rights issued by Hut to acquire Hut Shares (including holders of convertible securities of Hut), and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Hut Shares, together with their addresses and respective holdings of Hut Shares, as applicable; and

(k)	if the Hut Meeting is to be held during a Matching Period, at the request of USBTC, adjourn or postpone the Hut Meeting to a date specified by USBTC that is not later than ten (10) Business Days after the date on which the Hut Meeting was originally scheduled and in any event to a date that is not later than five (5) Business Days prior to the Outside Date.

3.4	The Hut Circular

(1)	Hut will: (i) subject to USBTC’s compliance with Section 3.4(4), prepare and complete, in consultation with USBTC, the Hut Circular, together with any other documents required by Law in connection with the Hut Meeting and the Arrangement; and (ii) cause the Hut Circular, and such other documents as may be required by Law or the rules of the TSX and Nasdaq, respectively, to be filed with or furnished to the Securities Authorities, the TSX and Nasdaq, as applicable, and disseminated to each Hut Shareholder and other Person as required by the Interim Order and Law.

(2)	Hut will ensure that, as of the date of the Hut Circular, the Hut Circular complies in all material respects with the Interim Order and Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished in writing by USBTC for inclusion in the Hut Circular) and provides the Hut Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Hut Meeting. Without limiting the generality of the foregoing, the Hut Circular must include: (i) a copy of the Hut Fairness Opinions; (ii) a statement that the Hut Board has received the Hut Fairness Opinions; (iii) a statement that the Hut Board has unanimously, after consultation with its legal and financial advisors, determined (A) that the Transaction is fair to Hut Shareholders; (b) that the Transaction is in the best interests of Hut; and (C) Hut Board unanimously recommends that Hut Shareholders vote in favour of the Hut Resolutions (collectively, the “Board Recommendation”); and (iv) a statement that each of the Hut Supporting Shareholders intends to vote all of such Person’s Hut Shares in favour of the Hut Resolutions subject to the terms of the Hut Support Agreements.

(3)	Hut will allow USBTC, and its legal counsel a reasonable opportunity to review and comment on drafts of the Hut Circular and other related documents prior to filing the Hut Circular with applicable Securities Authorities or Governmental Entities and mailing the Hut Circular to Hut Shareholders, and will incorporate therein all reasonable comments made by USBTC and its legal counsel. Hut agrees that all information relating solely to USBTC that is furnished in writing by or on behalf of USBTC for inclusion in the Hut Circular or other related documents must be in a form and content satisfactory to USBTC, acting reasonably. Hut shall provide USBTC with a final copy of the Hut Circular prior to mailing to the Hut Shareholders. Hut shall notify USBTC promptly of any request from any Security Authority or any other Governmental Entity relating to the Hut Circular and shall promptly make available to USBTC copies of all documents, correspondence and summary of discussions between it or any of its Representatives, on the one hand, and any Securities Authority or other Governmental Entity, on the other hand, with respect to the Hut Circular.

(4)	USBTC will provide to Hut in writing all information concerning USBTC reasonably requested by Hut and required by Law to be included by Hut in the Hut Circular or other related documents, and will ensure that such information does not contain any Misrepresentation. The Parties will also cooperate in the preparation of all other information that may concern both USBTC and Hut as reasonably requested by Hut and required by Law (including pro forma financial statements and any required reconciliations or adjustments, as applicable). Hut and USBTC shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Hut Circular and to the identification in the Hut Circular of each such advisor.

(5)	Hut and USBTC will promptly notify each other if any of them becomes aware that the Hut Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and Hut will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the Hut Circular was sent pursuant to Section 3.4(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

3.5	Final Order

If: (1) the Interim Order is obtained; and (2) the Hut Resolutions are passed at the Hut Meeting by the Hut Shareholders as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, Hut shall as soon as reasonably practicable thereafter, and in any event within three Business Days thereafter, take all steps necessary or advisable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to the BCBCA on terms satisfactory to the Parties, each acting reasonably.

3.6	Court Proceedings

Subject to the terms of this Agreement, USBTC will cooperate with, assist and consent to Hut seeking the Interim Order and the Final Order, including by providing Hut on a timely basis any information required to be supplied by USBTC or New Hut in connection therewith. Hut will provide legal counsel to USBTC with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments, provided that all information relating to USBTC and New Hut included in such materials shall be in a form and substance satisfactory to USBTC, acting reasonably. Hut will also provide legal counsel to USBTC on a timely basis with copies of any notice of appearance or notice of intent to oppose and any evidence or other documents served on Hut or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom. Hut will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement. Subject to applicable Law, Hut will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with USBTC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that nothing herein shall require USBTC to agree or consent to any change in the Hut Consideration Shares or USBTC Consideration Shares, or to any modification or amendment to such filed or served materials that expands or increases USBTC’s obligations, or diminishes or limits USBTC’s rights, set forth in this Agreement. Hut will use commercially reasonable efforts to oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, do so only after notice to, and in consultation and cooperation with, USBTC. Hut will not object to legal counsel to USBTC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided USBTC advises Hut of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

3.7	Arrangement Filings and Effective Date

Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the Party or Parties in whose favour the condition is, of each of the conditions set out in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver by the Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties, Hut shall cause any Arrangement Filings to be filed with the Registrar not later than three (3) Business Days after receipt of the Final Order, provided, however, that no Arrangement Filings shall be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated by this Agreement.

3.8	U.S. Securities Law Matters

Hut and New Hut agree that the Arrangement will be carried out with the intention that, and will use their reasonable best efforts to ensure that, all Hut Consideration Shares and Hut Replacement Options will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof and applicable U.S. state securities laws in reliance upon similar exemptions under applicable U.S. state securities laws. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, Hut and New Hut agree that the Arrangement will be carried out on the following basis:

(1)	The Arrangement will be subject to the approval of the Court;

(2)	Prior to the issuance of the Interim Order, the Court will be advised as to the intention of Hut and New Hut to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Hut Consideration Shares and Hut Replacement Options pursuant to the Arrangement based on the Court’s approval of the Arrangement;

(3)	The Court will be requested to satisfy itself as to the substantive and procedural fairness of the Arrangement to the Hut Shareholders;

(4)	The Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement;

(5)	The Final Order will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Hut Shareholders to whom Hut Consideration Shares will be issued;

(6)	Hut and New Hut will ensure that each Hut Shareholder entitled to receive Hut Consideration Shares on completion of the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court and providing them with sufficient information necessary for them to exercise that right;

(7)	Hut and New Hut will ensure that each Hut Shareholder entitled to receive Hut Consideration Shares on completion of the Arrangement will be advised that such Hut Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Arrangement Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of New Hut;

(8)	The Interim Order will specify that each Hut Shareholder entitled to receive Hut Consideration Shares on completion of the Arrangement will have the right to appear before the Court at the hearing of the Court on the Final Order so long as they enter an appearance within a reasonable time;

(9)	Holders of Hut Options entitled to receive Hut Replacement Options pursuant to the Arrangement will be advised that the Hut Replacement Options issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued and exchanged by New Hut in reliance on the exemption provided under Section 3(a)(10) of the U.S. Securities Act, but that such exemption does not exempt the issuance of securities upon the exercise of such Hut Replacement Options;

(10)	Each holder of Hut Shares will be advised that with respect to Hut Consideration Shares issued to Persons who are, or have been within 90 days prior to the Arrangement Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of New Hut, such securities will be subject to restrictions on resale under U.S. securities Laws, including Rule 144 under the U.S. Securities Act; and

(11)	Hut shall request that the Final Order include a statement to substantially the following effect: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the offer and sale of securities of New Hut pursuant to the Plan of Arrangement.”

3.9	U.S. Tax Matters

(a)	The Hut Share Exchange and the Merger, taken together, are intended to be treated as an exchange by Hut Shareholders and USBTC Stockholder, respectively, that qualifies under Section 351(a) of the Code (collectively, the “Intended Tax Treatment”). Each Party agrees to treat the Hut Share Exchange and the Merger consistently with the Intended Tax Treatment and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Following the Effective Date, New Hut will prepare and file in accordance with Treasury Regulations (including by posting a copy on the investor relations section of its website) an IRS Form 8937 with respect to the Hut Share Exchange and the Merger on or before (i) the 45th day following the Effective Date or (ii), if earlier, January 15 of the year following the calendar year of the Effective Date. Each of Hut and USBTC shall use commercially reasonable efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel to Hut (“Hut U.S. Counsel”), and to Greenberg Traurig, LLP, U.S. counsel to USBTC (“USBTC U.S. Counsel”), Tax representation letters dated as of the date the Registration Statement will have been declared effective by the SEC and signed by, in the case of Hut, an officer of Hut, or in the case of USBTC, an officer of each of USBTC and New Hut, in form and substance reasonably satisfactory to each of USBTC U.S. Counsel and Hut U.S. Counsel so as to enable the delivery by Hut U.S. Counsel and USBTC U.S. Counsel any Tax opinions that may be reasonably necessary with respect to the effectiveness of the Registration Statement. Each Party agrees to act in good faith, consistent with the intent of the Parties and the Intended Tax Treatment of the Hut Share Exchange and the Merger as set forth herein and to use commercially reasonable efforts to not take any action, or knowingly fail to take any action, except as expressly provided to the contrary in this Agreement or the Plan of Arrangement, if such action or failure to act would reasonably be expected to prevent the Hut Share Exchange or the Merger from qualifying for the Intended Tax Treatment.

(b)	At the Closing, USBTC shall deliver to New Hut, a certificate signed by an officer of USBTC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that no interest in USBTC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a notice to the Internal Revenue Service (“IRS”) prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), such notice to be sent to the IRS by USBTC within the time period specified in Treasury Regulations Section 1.897-2(h)(2); provided, however, that if USBTC fails to provide the foregoing at the Closing, the sole remedy of the Parties for such failure shall be the application of withholding pursuant to Section 2.6 to the extent required by the Code and applicable Laws.

Article 4
THE MERGER

4.1	Implementation of the Merger

(1)	Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date, immediately following the Arrangement Effective Time, USBTC and Merger Subco shall file with the Nevada Secretary of State the Articles of Merger, executed in accordance with the relevant provisions of the NRS. The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Nevada Secretary of State, or at such later time permitted under the NRS as USBTC and Hut shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Merger Effective Time”). This Agreement shall constitute the plan of merger contemplated by NRS 92A.100 and the other relevant provisions of NRS Chapter 92A.

(2)	At the Merger Effective Time, the Merger will have the effects set forth in this Agreement, the Articles of Merger and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time:

(a)	Merger Subco shall be merged with and into USBTC. As a result of the Merger, the separate corporate existence of Merger Subco shall cease and USBTC shall continue as the Surviving Corporation.

(b)	All the property, rights, privileges, agreements, immunities, powers, franchises, licenses and authority of USBTC and Merger Subco shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of USBTC and Merger Subco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(c)	By virtue of the Merger and as set forth in and in accordance with this Agreement and the Articles of Merger, the USBTC Common Stock, USBTC Preferred Stock and USBTC Options issued and outstanding immediately prior to the Merger Effective Time shall be cancelled, as applicable, and/or otherwise exchanged for securities of New Hut in accordance with Section 2.3, subject to Section 2.7.

4.2	Charter Documents of the Surviving Corporation

At the Merger Effective Time, the articles of incorporation and bylaws of USBTC shall be amended and restated to be in substantially the form of the articles of incorporation and bylaws, respectively, of Merger Subco as in effect immediately prior to the Merger Effective Time and shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and as provided by applicable Law.

4.3	Directors and Officers of Surviving Corporation

The directors of Merger Subco immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly appointed or elected and qualified, or until their earlier death, resignation or removal. The officers of Merger Subco immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

4.4	USBTC Consent; USBTC Information Statement

(1)	USBTC will, promptly following the date of effectiveness of the Registration Statement under the U.S. Securities Laws (the “Clearance Date”) seek, in accordance with USBTC’s Organizational Documents and applicable Law, to obtain the USBTC Stockholder Approval pursuant to the USBTC Consent. USBTC will, so as to permit the USBTC Consent to be obtained as soon as reasonably practicable following the Clearance Date, subject to Hut’s compliance with Section 4.4(4), promptly prepare and complete, in consultation with Hut, the USBTC Information Statement, together with any other documents or other information required by Law (including the Nevada Dissenter’s Rights Statutes) in connection with the USBTC Consent and the Merger.

(2)	USBTC will ensure that, as of the date of the USBTC Information Statement, the USBTC Information Statement complies in all material respects with Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished in writing by Hut for inclusion in the USBTC Information Statement) and provides the USBTC Stockholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be approved under the USBTC Consent. Unless otherwise agreed to in writing by Hut, the USBTC Information Statement shall include an advance notice statement (as defined in, and in compliance with the requirements of, NRS 92A.006) to USBTC Stockholders.

(3)	Without limiting the generality of the foregoing Section 4.4(2) and subject to applicable law, the USBTC Information Statement shall include: (i) a statement that the USBTC Board has unanimously, after consultation with its legal and financial advisors, determined that the Merger is in the best interests of USBTC and the USBTC Stockholders, and a recommendation that the USBTC Stockholders vote in favour of the USBTC Resolution; and (ii) a statement that each of the USBTC Supporting Stockholders intends to vote all of such Person’s USBTC Shares in favour of the USBTC Resolution subject to the terms of the USBTC Support Agreements.

(4)	USBTC will allow Hut and its legal counsel a reasonable opportunity to review and comment on drafts of the USBTC Information Statement and other related documents prior to seeking the USBTC Stockholders Approval from the USBTC Stockholders, and will incorporate therein all reasonable comments made by Hut and its legal counsel. USBTC agrees that all information relating solely to Hut that is furnished in writing by or on behalf of Hut for inclusion in the USBTC Information Statement or other related documents must be in a form and content satisfactory to Hut, acting reasonably. USBTC shall provide Hut with a final copy of the USBTC Information Statement prior to seeking its execution.

(5)	Hut will provide to USBTC in writing all information concerning Hut reasonably requested by USBTC to be included by USBTC in the USBTC Information Statement or other related documents, and will ensure that such information does not contain any Misrepresentation.

4.5	Registration Statement

(1)	As promptly as practicable after the execution of this Agreement, (i) Hut and USBTC shall prepare a registration statement on Form S-4 or other appropriate form in connection with the issuance of New Hut Shares in the Arrangement and the Merger (including any amendments or supplements thereto) (the “Registration Statement”); and (ii) New Hut shall cause the Registration Statement and such other documents to be filed or furnished with the Securities Authorities and Nasdaq, as applicable and required by Law and the rules of the Nasdaq, respectively, and disseminated to each Hut Shareholder and USBTC Stockholder and other Person as required by Law; provided that New Hut shall not file the Registration Statement or any amendment or supplement thereto with the Securities Authorities or Nasdaq without the prior written consent of Hut and USBTC (such consent not to be unreasonably withheld, conditioned or delayed).

(2)	Hut, New Hut and USBTC each shall use their reasonable best efforts to ensure that, as of the date of the Registration Statement, the Registration Statement complies in all material respects with Law and does not contain any Misrepresentation.

(3)	Each of Hut and USBTC shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement.

(4)	Hut, New Hut and USBTC shall use commercially reasonable efforts to have the Registration Statement declared effective under U.S. Securities Laws as promptly as practicable after such filing. New Hut shall promptly notify Hut and USBTC of (i) the receipt of all comments of the SEC with respect to the Registration Statement and of any request by the SEC for any amendment or supplement thereto or for additional information, (ii) the time when the Registration Statement has become effective, and (iii) the issuance of any stop order. Without limiting the generality of the undertakings pursuant to this Section 4.5, New Hut will (i) promptly provide to Hut and USBTC copies of all correspondence between New Hut and the SEC with respect to the Registration Statement, (ii) provide Hut and USBTC and its legal counsel a reasonable opportunity to review New Hut’s proposed response to such SEC comments and incorporate therein all reasonable comments made by Hut and USBTC and its legal counsel, and (iii) provide Hut and USBTC and its legal counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Registration Statement). Hut, New Hut and USBTC shall each use commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Registration Statement and file any amendment or supplement to the Registration Statement in response to the comments of the SEC, provided that any such response to the comments of the SEC and any such amendment or supplement filed in response to the comments of the SEC shall be mutually agreed upon by USBTC, New Hut and Hut (such agreement not to be unreasonably withheld, conditioned or delayed).

Article 5
REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of Hut

(1)	Except as disclosed in the corresponding sections or subsections of the disclosure letter delivered to USBTC by Hut concurrently with this Agreement (the “Hut Disclosure Letter”) (it being understood that disclosure of any item in the Hut Disclosure Letter shall constitute disclosure for the purposes of any of the representations and warranties of Hut contained in this Agreement where the relevance of that item is reasonably apparent on its face), Hut hereby represents and warrants to and in favour of USBTC as set forth in Schedule “C” hereto and acknowledges and agrees that USBTC is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)	Except for the representations and warranties set forth in this Agreement, neither Hut nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Hut or any of its Subsidiaries or other Affiliates or Representatives or any of their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise) or any information regarding any of the foregoing, and Hut hereby expressly disclaims any such other express or implied representations or warranties, and Hut shall have no liability to USBTC resulting from USBTC’s reliance thereon.

(3)	The representations and warranties of Hut contained in this Agreement will not survive the completion of the Transaction and will expire and be terminated on the earlier of (i) the Effective Time, and (ii) the commencement of the date on which this Agreement is terminated in accordance with its terms.

5.2	Representations and Warranties of USBTC

(1)	Except as disclosed in the corresponding sections or subsections of the disclosure letter delivered to Hut by USBTC concurrently with this Agreement (the “USBTC Disclosure Letter”) (it being understood that disclosure of any item in the USBTC Disclosure Letter shall constitute disclosure for the purposes of any of the representations and warranties of USBTC contained in this Agreement where the relevance of that item is reasonably apparent on its face), USBTC hereby represents and warrants to and in favour of Hut as set forth in Schedule “D” hereto and acknowledges and agrees that Hut is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)	Except for the representations and warranties set forth in this Agreement (including, with respect to New Hut, the representations and warranties of New Hut contained in Section 5.3), neither USBTC nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of USBTC or any of its Subsidiaries or other Affiliates or Representatives or any of their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise) or any information regarding any of the foregoing, and USBTC hereby expressly disclaims any such other express or implied representations or warranties, and USBTC shall have no liability to Hut resulting from Hut’s reliance thereon.

(3)	The representations and warranties of USBTC contained in this Agreement will not survive the completion of the Transaction and will expire and be terminated on the earlier of (i) the Effective Time, and (ii) the date on which this Agreement is terminated in accordance with its terms.

5.3	Representations and Warranties of New Hut

(1)	New Hut hereby represents and warrants to and in favour of Hut as set forth in Schedule “E” hereto and acknowledges and agrees that Hut is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)	Except for the representations and warranties set forth in this Agreement, neither New Hut nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of New Hut or any of its Representatives or any of Hut’s businesses, operations, properties, assets, liabilities or condition (financial or otherwise) or any information regarding any of the foregoing, and New Hut hereby expressly disclaims any such other express or implied representations or warranties, and New Hut shall have no liability to Hut resulting from Hut’s reliance thereon.

(3)	The representations and warranties of New Hut contained in this Agreement will not survive the completion of the Transaction and will expire and be terminated on the earlier of (i) the Effective Time, and (ii) the commencement of the date on which this Agreement is terminated in accordance with its terms.

Article 6
COVENANTS

6.1	Covenants of USBTC Regarding the Conduct of Business

(1)	Except (i) as provided in Section 6.1(2) of the USBTC Disclosure Letter, (ii) to the extent reasonably necessary to comply with applicable Law, (iii) as expressly contemplated by this Agreement, the Plan of Arrangement or the Articles of Merger, or (iv) with the prior written consent of Hut (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Effective Time or the date this Agreement is terminated in accordance with Article 9 (the “Pre-Closing Period”), USBTC shall, and shall cause each of the USBTC Subsidiaries, to (A) conduct the business and operations of USBTC and the USBTC Subsidiaries in all material respects in the Ordinary Course and in accordance with applicable Laws, for greater certainty including Economic Sanctions/Trade Laws (except for such reasonable actions after notice has been provided to Hut as may be taken in response to sanctions imposed in connection with the current dispute between the Russian Federation and Ukraine); and (B) use commercially reasonable efforts to (x) maintain in effect all USBTC Permits necessary to conduct its businesses as now conducted, and (y) maintain and preserve its and the USBTC Subsidiaries’ business organization, properties, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which USBTC or any of the USBTC Subsidiaries has material business relations.

(2)	Without limiting the generality of Section 6.1(1), except (i) as provided in Section 6.1(2) of the USBTC Disclosure Letter, (ii) to the extent reasonably necessary to comply with applicable Law, (iii) as expressly contemplated by this Agreement, the Plan of Arrangement or the Articles of Merger or (iv) with the prior written consent of Hut (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, USBTC shall not and shall cause the USBTC Subsidiaries not to, directly or indirectly:

(a)	amend or propose to amend its or their respective Organizational Documents;

(b)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any USBTC Shares or any equity or voting interests of any USBTC Subsidiary, except for any such action solely between or among USBTC and its wholly-owned USBTC Subsidiaries or between or among wholly-owned USBTC Subsidiaries;

(c)	issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber (x) any USBTC Shares or other equity or voting interests of USBTC or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any USBTC Shares or (y) any equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any equity or voting interests of the USBTC Subsidiaries, other than (A) pursuant to the exercise of USBTC Options that are outstanding as of the date of this Agreement in accordance with their terms, or (B) any such action solely between or among USBTC or a wholly-owned USBTC Subsidiary (other than New Hut) or between or among one or more wholly-owned USBTC Subsidiaries (other than New Hut);

(d)	sub-divide, split, combine or reclassify any outstanding USBTC Shares or the securities of any of the USBTC Subsidiaries;

(e)	redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire USBTC Shares or other securities of USBTC or any securities of the USBTC Subsidiaries other than purchases of USBTC Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of USBTC Options that are outstanding as of the date of this Agreement in accordance with their terms;

(f)	amend the terms of any securities of USBTC or any of the USBTC Subsidiaries;

(g)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of USBTC or any of the USBTC Subsidiaries;

(h)	reorganize, amalgamate or merge USBTC or the USBTC Subsidiaries with any other Person;

(i)	incur any capital expenditures or enter into any agreement obligating USBTC or the USBTC Subsidiaries to provide for future capital expenditures exceeding US$5,000,000 in the aggregate;

(j)	(A) incur any indebtedness for borrowed money, or guarantee any such indebtedness of another Person; or (B) make any loans or advances (other than any advances to employees in the Ordinary Course and subject to applicable Law) to any other Person;

(k)	make any changes in financial accounting methods, principles, policies or practices, except as required or permitted, in each case, by U.S. GAAP or by applicable Law;

(l)	reduce the stated capital of the USBTC Shares or any securities of the USBTC Subsidiaries;

(m)	acquire (by merger, consolidation, acquisition of securities or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to a wholly-owned USBTC Subsidiaries (other than New Hut)), property transfer or purchase of any property or assets of any other Person (including any real property), other than:

(i)	for consideration less than US$1,000,000 individually or US$2,000,000 in the aggregate; or

(ii)	transactions between two or more wholly-owned USBTC Subsidiaries (other than New Hut) or between USBTC and one or more wholly-owned USBTC Subsidiaries (other than New Hut);

(n)	sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any assets of USBTC or any of the USBTC Subsidiaries or any interest in any assets of USBTC or any of the USBTC Subsidiaries other than (A) Permitted Liens, (B) sales of assets that do not exceed, individually or in the aggregate, a fair market value of US$5,000,000, (C) any such action solely between or among USBTC and a wholly-owned USBTC Subsidiary (other than New Hut) or between or among one or more wholly-owned USBTC Subsidiaries (other than New Hut), (D) sales of Bitcoin mined by USBTC or any wholly-owned USBTC Subsidiary, or (E) investments permitted by Section 6.1(2)(m) above;

(o)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, rights, liabilities or obligations (including any litigation, proceeding or investigation by any Governmental Entity) other than the payment, discharge or satisfaction of current liabilities in the Ordinary Course and liabilities reflected or reserved against in the USBTC Financial Statements;

(p)	enter into any agreement that, if entered into prior to the date hereof, would have been a USBTC Material Contract, or modify, amend in any material respect, transfer or terminate any USBTC Material Contract, or waive, release, or assign any material rights or claims thereto or thereunder;

(q)	enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the Ordinary Course consistent with USBTC financial risk management policy;

(r)	materially change the business carried on by USBTC and the USBTC Subsidiaries, taken as a whole;

(s)	except as required by the terms of the USBTC Benefit Plans in effect on the date of this Agreement or as disclosed in Section 6.1(2)(s) of the USBTC Disclosure Letter: (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any USBTC Employees or director of USBTC or any of the USBTC Subsidiaries; (B) grant, accelerate, or increase any bonus or equity incentive award payable to, or for the benefit of, any USBTC Employees or director of USBTC or any of the USBTC Subsidiaries or adjust any incentive performance goals or payment eligibility levels in respect of the foregoing; (C) materially increase the coverage (or expand participation eligibility), contributions, funding requirements or benefits available under any USBTC Benefit Plan or create any new plan which would be considered to be a material USBTC Benefit Plan once created; (D) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or individual independent contractor of USBTC or any of the USBTC Subsidiaries, or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, except for base salary increases in the Ordinary Course of up to 10% of an employee’s base salary and corresponding increase in target bonus amounts; (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement, other labor-related agreement or recognize or certify any labor union, labor organization or group of employees as the bargaining representative for any USBTC Employee; (F) hire or terminate the employment or engagement of any USBTC Employee or individual independent contractor of USBTC or the USBTC Subsidiaries with an annual base salary or fees greater than or equal to US$150,000 or at the level of Vice President or above, other than terminations for cause, (G) recall any laid off or furloughed USBTC Employees to the workplace, or return any USBTC Employees to the workplace, other than in compliance with applicable Laws or; (H) promote any USBTC Employee into a newly created position at the level of Vice President or above;

(t)	take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any USBTC Permits necessary to conduct its businesses as now conducted;

(u)	waive, release, amend or fail to enforce the restrictive covenant obligations of any member of the senior executive team of USBTC;

(v)	fail to maintain any material Intellectual Property owned by USBTC or any of the USBTC Subsidiaries, or maintain rights in material Intellectual Property, provided that the foregoing shall not require USBTC or any of the wholly-owned USBTC Subsidiaries to take any action to alter the terms of any license or other Contract with respect to material Intellectual Property;

(w)	other than the settlement of any Actions reflected or reserved against on the USBTC Balance Sheet (or in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Action, except for (A) any Action involving solely the payment of monetary damages by USBTC or any of the wholly-owned USBTC Subsidiaries not in excess of US$500,000 individually or US$1,000,000 in the aggregate, provided, however, that neither USBTC nor any of the USBTC Subsidiaries shall settle or compromise any Action if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by USBTC or any of the USBTC Subsidiaries or (3) has a materially restrictive impact on the business of USBTC or any of the USBTC Subsidiaries; or (B) any shareholder litigation against USBTC or any wholly-owned USBTC Subsidiary or their respective directors or officers relating to the Transaction, which shall be governed by Section 6.10;

(x)	(A) enter into any lease for real property or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew or waive or accelerate any rights or defer any liabilities under any material USBTC Lease;

(y)	(A) make (other than in the Ordinary Course), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where USBTC has the authority to make such binding election), (B) amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability, (C) settle or compromise any Tax claim or assessment by any Taxing Authority, or surrender any right to claim a refund, offset or other reduction in Tax liability, except where the amount of any such settlements or compromises or foregone refunds does not exceed US$1,000,000 in the aggregate, (D) change any material method of Tax accounting or any Tax accounting period from those employed in the preparation of its Tax Returns that have been filed for prior taxable years, or (E) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file);

(z)	fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of USBTC and the USBTC Subsidiaries;

(aa)	enter into any new line of business outside of the businesses being conducted by USBTC or any USBTC Subsidiary on the date of this Agreement; or

(bb)	agree to take any action that is prohibited by this Section 6.1(2).

6.2	Covenants of Hut Regarding the Conduct of Business

(1)	Except (i) as provided in Section 6.2(2) of the Hut Disclosure Letter, (ii) to the extent reasonably necessary to comply with applicable Law, (iii) as expressly contemplated by this Agreement, the Plan of Arrangement or the Articles of Merger, or (iv) with the prior written consent of USBTC (which consent shall not be unreasonably withheld, conditioned or delayed) from the date hereof until the end of the Pre-Closing Period, Hut shall, and shall cause each of the Hut Subsidiaries to: (A) conduct the business and operations of Hut and the Hut Subsidiaries in all material respects in the Ordinary Course and in accordance with applicable Laws, for greater certainty including Economic Sanctions/Trade Laws (except for such reasonable actions after notice has been provided to USBTC as may be taken in response to sanctions imposed in connection with the current dispute between the Russian Federation and Ukraine); and (B) use commercially reasonable efforts to (x) maintain in effect all Hut Permits necessary to conduct its businesses as now conducted, and (y) maintain and preserve its and the Hut Subsidiaries’ business organization, properties, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which Hut or any of the Hut Subsidiaries has material business relations.

(2)	Without limiting the generality of Section 6.2(1), except (i) as provided in Section 6.2(2) of the Hut Disclosure Letter, (ii) to the extent reasonably necessary to comply with applicable Law, (iii) as expressly contemplated by this Agreement, the Plan of Arrangement or the Articles of Merger or (iv) with the prior written consent of USBTC (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Hut shall not and shall cause the Hut Subsidiaries not to, directly or indirectly:

(a)	amend or propose to amend its or their respective Organizational Documents;

(b)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Hut Shares or any equity or voting interests of any Hut Subsidiary, except for any such action solely between or among Hut and its wholly-owned Hut Subsidiaries or between or among wholly-owned Hut Subsidiaries;

(c)	issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Hut Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Hut Shares or other equity or voting interests or other securities or any shares of the Hut Subsidiaries (including, for greater certainty, Hut Options, Hut RSUs, Hut DSUs or Hut Warrants), other than (A) pursuant to the exercise or settlement (as applicable) of Hut Options, Hut RSUs, Hut DSUs and Hut Warrants that are outstanding as of the date of this Agreement in accordance with their terms (as such terms are disclosed in the Hut Public Disclosure Record), (B) pursuant to the issuance of Hut DSUs in connection with quarterly grants thereof to directors of Hut as approved by the Hut Board from time to time, or (C) any such action solely between or among Hut and a wholly-owned Hut Subsidiary or between or among one or more wholly-owned Hut Subsidiaries;

(d)	sub-divide, split, combine or reclassify any outstanding Hut Shares or the securities of any of the Hut Subsidiaries;

(e)	redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Hut Shares or other securities of Hut or any securities of the Hut Subsidiaries, other than purchases of Hut Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Hut Options, Hut RSUs, Hut DSUs and Hut Warrants that are outstanding as of the date of this Agreement in accordance with their terms;

(f)	amend the terms of any securities of Hut or any of the Hut Subsidiaries;

(g)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Hut or any of the Hut Subsidiaries;

(h)	reorganize, amalgamate or merge Hut or the Hut Subsidiaries with any other Person;

(i)	incur any capital expenditures or enter into any agreement obligating Hut or the Hut Subsidiaries to provide for future capital expenditures exceeding US$5,000,000 in the aggregate;

(j)	(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or guarantee any debt securities of another Person; or (B) make any loans or advances (other than any advances to employees in the Ordinary Course and subject to applicable Law) to any other Person;

(k)	make any changes in financial accounting methods, principles, policies or practices, except as required or permitted, in each case, by IFRS or by applicable Law;

(l)	reduce the stated capital of the Hut Shares or any securities of the Hut Subsidiaries;

(m)	acquire (by merger, consolidation, acquisition of securities or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned Hut Subsidiaries), property transfer or purchase of any property or assets of any other Person (including any real property), other than:

(i)	for consideration less than US$1,000,000 individually or US$2,000,000 in the aggregate; or

(ii)	transactions between two or more wholly-owned Hut Subsidiaries or between Hut and one or more wholly-owned Hut Subsidiaries;

(n)	sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Hut or any of the Hut Subsidiaries or any interest in any assets of Hut or any of its Subsidiaries, other than (A) Permitted Liens, (B) sales of assets that do not exceed, individually or in the aggregate, a fair market value of US$5,000,000, (C) any such action solely between or among Hut and a wholly-owned Hut Subsidiary or between or among one or more wholly-owned Hut Subsidiaries, (D) sales of Bitcoin mined by Hut or any wholly-owned Hut Subsidiary, or (E) investments permitted by Section 6.2(2)(m) above;

(o)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, rights, liabilities or obligations (including any litigation, proceeding or investigation by any Governmental Entity) other than the payment, discharge or satisfaction of current liabilities in the Ordinary Course and liabilities reflected or reserved against in the Hut Financial Statements;

(p)	enter into any agreement that, if entered into prior to the date hereof, would have been a Hut Material Contract, or modify, amend in any material respect, transfer or terminate any Hut Material Contract, or waive, release, or assign any material rights or claims thereto or thereunder;

(q)	enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the Ordinary Course consistent with Hut’s financial risk management policy;

(r)	except as required by the terms of the Hut Benefit Plans in effect on the date of this Agreement or as disclosed in Section 6.2(2)(r) of the Hut Disclosure Letter: (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any Hut Employees or director of Hut or any of the Hut Subsidiaries; (B) grant, accelerate, or increase any bonus or equity incentive award payable to, or for the benefit of, any Hut Employees or director of Hut or any of the Hut Subsidiaries or adjust any incentive performance goals or payment eligibility levels in respect of the foregoing; (C) materially increase the coverage (or expand participation eligibility), contributions, funding requirements or benefits available under any Hut Benefit Plan or create any new plan which would be considered to be a material Hut Benefit Plan once created; (D) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or individual independent contractor of Hut or any of the Hut Subsidiaries, or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, except for base salary increases in the Ordinary Course of up to 10% of an employee’s base salary and corresponding increase in target bonus amounts; (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement, other labor-related agreement or recognize or certify any labor union, labor organization or group of employees as the bargaining representative for any Hut Employee; (F) hire or terminate the employment or engagement of any Hut Employee or individual independent contractor of Hut or the Hut Subsidiaries with an annual base salary or fees greater than or equal to US$150,000 or at the level of Vice President or above, other than terminations for cause; (G) recall any laid off or furloughed Hut Employees to the workplace, or return any Hut Employees to the workplace, other than in compliance with applicable Laws; or (H) promote any Hut Employee into a newly created position at the level of Vice President or above;

(s)	take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any Hut Permits necessary to conduct its businesses as now conducted;

(t)	waive, release, amend or fail to enforce the restrictive covenant obligations of any member of the senior executive team of Hut;

(u)	fail to maintain any material Intellectual Property owned by Hut or any of the Hut Subsidiaries, or maintain rights in material Intellectual Property, provided that the foregoing shall not require Hut or any of the wholly-owned Hut Subsidiaries to take any action to alter the terms of any license or other Contract with respect to material Intellectual Property;

(v)	other than the settlement of any Actions reflected or reserved against on the Hut Balance Sheet (or in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Action, except for (A) any Action involving solely the payment of monetary damages by Hut or any of the wholly-owned Hut Subsidiaries not in excess of US$500,000 individually or US$1,000,000 in the aggregate, provided, however, that neither Hut nor any of the Hut Subsidiaries shall settle or compromise any Action if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by Hut or any of the Hut Subsidiaries or (3) has a materially restrictive impact on the business of Hut or any of the Hut Subsidiaries; or (B) any shareholder litigation against Hut or any wholly-owned Hut Subsidiary or their respective directors or officers relating to the Transaction, which shall be governed by Section 6.10;

(w)	(A) enter into any lease for real property or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew or waive or accelerate any rights or defer any liabilities under any material Hut Lease;

(x)	(A) make (other than in the Ordinary Course), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where Hut has the authority to make such binding election), (B) amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability, (C) settle or compromise any Tax claim or assessment by any Taxing Authority, or surrender any right to claim a refund, offset or other reduction in Tax liability, except where the amount of any such settlements or compromises or foregone refunds does not exceed US$1,000,000 in the aggregate, (D) change any material method of Tax accounting or any Tax accounting period from those employed in the preparation of its Tax Returns that have been filed for prior taxable years or (E) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file);

(y)	fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Hut and the Hut Subsidiaries;

(z)	enter into any new line of business outside of the businesses being conducted by Hut or any Hut Subsidiary on the date of this Agreement;

(aa)	materially change the business carried on by Hut and its Subsidiaries, taken as a whole; or

(bb)	agree to take any action that is prohibited by this Section 6.2(2).

6.3	Covenants of New Hut

(1)	Except (i) to the extent reasonably necessary to comply with applicable Law, (ii) as expressly contemplated by this Agreement, the Plan of Arrangement or the Articles of Merger, or (iii) with the prior written consent of Hut and USBTC (which consent shall not be unreasonably withheld, conditioned or delayed) during the Pre-Closing Period, New Hut shall not, directly or indirectly:

(a)	amend or propose to amend its Organizational Documents;

(b)	issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber (i) any New Hut Shares or other equity or voting interests or other securities of New Hut; or (ii) any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any New Hut Shares or other equity or voting interests or other securities of New Hut;

(c)	sub-divide, split, combine or reclassify any outstanding New Hut Shares;

(d)	amend the terms of any securities of New Hut;

(e)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of New Hut;

(f)	reorganize, amalgamate or merge New Hut;

(g)	acquire (whether by merger, consolidation, acquisition of securities or assets or otherwise) or lease any property (whether real or intangible) or assets, including any investment in any other Person;

(h)	enter into any Contract, whether written, oral or otherwise, relating to the employment of any Person or the provision of services by any Person;

(i)	carry on any business or otherwise engage in any activities, other than any activities reasonably necessary to implement the Transaction;

(j)	incur any liabilities, except to the extent reasonably necessary to implement the Transaction; or

(k)	agree to take any action that is prohibited by this Section 6.3(1).

6.4	Covenants Relating to the Transaction

(1)	Subject to Section 6.5, which shall govern in relation to Regulatory Approvals, each of the Parties covenants and agrees that from the date hereof until the end of the Pre-Closing Period, each of the Parties shall do all such reasonable acts and things as may be necessary or advisable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Parties shall and, where applicable, shall cause each of its Subsidiaries to:

(a)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 8 to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Laws to complete the Arrangement, including using commercially reasonable efforts to promptly (i) obtain all necessary waivers, consents and approvals required from, and provide all required notices to, Persons party to USBTC Material Contracts or Hut Material Contracts, as the case may be; and (ii) obtain or maintain in force, as applicable, all necessary Permits (or consents thereunder) as are required to be obtained by it under all Laws; and (iii) cooperate with the other Parties in connection with the performance by them and their Subsidiaries of their obligations hereunder;

(b)	use all commercially reasonable efforts to carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement, the Arrangement and the Merger;

(c)	use commercially reasonable efforts to oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the consummation of the Arrangement, the Merger or the transactions contemplated by this Agreement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement, the Merger or this Agreement; and

(d)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement, the Merger or the transactions contemplated by this Agreement.

(2)	Hut covenants and agrees that from the date hereof until the end of the Pre-Closing Period, Hut shall use commercially reasonable efforts to obtain and maintain in force the Stock Exchange Approvals (as applicable). USBTC and New Hut shall use commercially reasonable efforts to cooperate with Hut in respect of the foregoing, including by providing information reasonably requested by Hut in connection therewith in a timely manner.

(3)	New Hut covenants and agrees that from the date hereof until the end of the Pre-Closing Period, New Hut shall use commercially reasonable efforts to obtain and maintain in force the Stock Exchange Approvals (as applicable). USBTC and Hut shall use commercially reasonable efforts to cooperate with New Hut in respect of the foregoing, including by providing information reasonably requested by New Hut in connection therewith in a timely manner.

(4)	USBTC and New Hut covenant and agree that from the date hereof until the end of the Pre-Closing Period, they shall take such commercially reasonable actions as are necessary to:

(a)	cause the Amended New Hut Organizational Documents in a form satisfactory to Hut and USBTC (each acting reasonably) to become effective prior to the Effective Time; and

(b)	cause Merger Subco to be incorporated and duly organized as a direct, wholly-owned Subsidiary of New Hut prior to the Effective Date.

(5)	As soon as reasonably practicable following the date of this Agreement, USDMG and Hut covenant and agree that they will use commercially reasonable efforts to enter into the Bridge Loan Agreement.

(6)	USBTC covenants and agrees that it will use commercially reasonable efforts to, prior to the Effective Date, complete and provide (or cause to be completed and provided) to Hut the items and other deliverables set forth in Section 6.4(6) of the USBTC Disclosure Letter.

(7)	USBTC covenants and agrees that from the date hereof until the end of the Pre-Closing Period, USBTC shall promptly notify Hut in writing of:

(a)	the matters set forth in Section 8.5(1);

(b)	any Material Adverse Effect in respect of USBTC or New Hut;

(c)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Transaction;

(d)	any notice or other communication from any Person that has a material business relationship with such Party and its Subsidiaries (taken as a whole) to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with USBTC or any of its Subsidiaries as a result of this Agreement or the Transaction;

(e)	any notice or other communication from any Governmental Entity in connection with this Agreement or the Transaction (and USBTC shall promptly following the receipt thereof provide a copy of any such written notice or communication to Hut); or

(f)	any material filing, Actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting USBTC or any of the USBTC Subsidiaries.

(8)	Hut covenants and agrees that from the date hereof until the end of the Pre-Closing Period, Hut shall promptly notify USBTC in writing of:

(a)	the matters set forth in Section 8.5(1);

(b)	any Material Adverse Effect in respect of Hut;

(c)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Transaction;

(d)	any notice or other communication from any Person that has a material business relationship with such Party and its Subsidiaries (taken as a whole) to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with Hut or any of its Subsidiaries as a result of this Agreement or the Transaction;

(e)	any notice or other communication from any Governmental Entity in connection with this Agreement or the Arrangement (and Hut shall promptly following the receipt thereof provide a copy of any such written notice or communication to USBTC); or

(f)	any material filing, Actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Hut or any of the Hut Subsidiaries.

6.5	Regulatory Approvals

(1)	As soon as reasonably practicable after the date hereof each Party, or where appropriate, the Parties jointly, shall make all notifications, filings, applications and submissions with Governmental Entities required or advisable in connection with the Regulatory Approvals, including the Required Regulatory Approvals, and shall use commercially reasonable efforts to obtain as soon as reasonably practicable and maintain the Regulatory Approvals, including the Required Regulatory Approvals, subject to the terms hereof.

(2)	In the case of the HSR Act Approval, each Party shall make all required filings of Notification and Report Forms pursuant to the HSR Act within ten (10) Business Days of the date of this Agreement.

(3)	In the case of the Competition Act Approval, within five (5) Business Days of the date of this Agreement, the Parties shall file a request for the issuance of an ARC under section 102 of the Competition Act or in the alternative a No Action Letter, and such submission shall explain why the transactions contemplated by this Agreement will not prevent or lessen, or be likely to prevent or lessen, competition substantially within the meaning of section 92 of the Competition Act, and, unless the Parties determine otherwise, within twelve (12) Business Days of the date of this Agreement, each Party shall file its notification under Part IX of the Competition Act.

(4)	All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be shared by the Parties equally.

(5)	The Parties shall cooperate with one another in connection with obtaining the Regulatory Approvals, including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the discretion of a Party, acting reasonably, advisable, in connection with obtaining the Regulatory Approvals and use their commercially reasonable efforts to ensure that such information does not contain a Misrepresentation; provided, however, that nothing in this provision shall require a Party to provide information that is not in its possession or not otherwise reasonably available to it.

(6)	The Parties shall (i) cooperate with and keep one another fully and promptly informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals and shall promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement, (ii) respond, as soon as reasonably practicable, to any requests for information from a Governmental Entity in connection with obtaining a Regulatory Approval, and (iii) not make any submissions or filings to any Governmental Entity related to the transactions contemplated by this Agreement, or participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, submissions, investigations or other inquiries or matters related to the transactions contemplated by this Agreement, unless it consults with the other Parties in advance and, to the extent not precluded by such Governmental Entity, gives the other Parties a reasonable opportunity to review drafts of any submissions or filings (and will give due consideration to any comments received from such other Parties) and to attend and participate in any communications. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Parties to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Parties non-redacted versions of drafts and final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.

(7)	Each Party shall promptly notify the other Parties if it becomes aware that any (i) application, filing, document or other submission for a Regulatory Approval contains a Misrepresentation, or (ii) any Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Parties shall co-operate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(8)	The Parties shall request that the HSR Approval and, to the extent required, the Competition Act Approval, be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of such Regulatory Approvals.

(9)	If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, the Parties shall use commercially reasonable efforts to resolve such objection or proceeding, as the case may be, so as to allow the Effective Time to occur on or prior to the Outside Date.

(10)	Notwithstanding anything to the contrary in this Agreement, no Party is permitted or required to divest or to offer to divest any of their material assets or properties or to agree to any material behavioural remedy, undertaking, commitment, or restriction on the operations of USBTC or Hut in order to secure any Regulatory Approval, including either the Competition Act Approval or the HSR Approval, except with the express consent of both USBTC and Hut.

6.6	Access to Information; Confidentiality

From the date hereof until the end of the Pre-Closing Period, subject to compliance with applicable Law and the terms of any existing Contracts, each of USBTC and Hut shall give the other Parties and their Representatives for the purposes of preparing for and effecting the consummation of the transactions contemplated by this Agreement and for the purposes of planning and preparing for post-Closing integration and operation (subject to applicable Law): (1) upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (a) premises, (b) property and assets (including books and records), (c) Contracts and leases and (d) senior personnel and Representatives, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of the Party in question or jeopardize the health of any Person in light of COVID-19; and (2) such financial and operating data or other information with respect to the assets or business of such Party and its Subsidiaries as the other Party reasonably requests, provided that such disclosure shall not be required to include any information that is subject to an attorney-client privilege or other legal privilege or subject to any obligation of confidentiality to any third party; provided, however, that the Party furnishing the information shall (x) use commercially reasonable efforts to permit the disclosure of such information protected under the foregoing proviso or to redact such protected information to the extent necessary to address privilege or confidentiality concerns, and (y) if such disclosure is not possible, provide to the extent possible a general description of the information so withheld. Each of USBTC and Hut shall continue to afford the other and its Representatives with access to the USBTC Data Room Information and the Hut Data Room Information, respectively, and such virtual data room shall continue to be maintained and remain populated in the manner provided as of the Data Room Cut-off Time with any additional documents being inserted as the other Parties may reasonably request. The Parties acknowledge and agree that (1) information furnished pursuant to this Section 6.6 shall be subject to the terms and conditions of the Confidentiality Agreement; and (2) no such information provided following the date of this Agreement (or, with respect to USBTC Data Room Information and the Hut Data Room Information, provided following the Data Room Cut-off Time) shall be deemed to amend or supplement this Agreement, the Hut Disclosure Letter or the USBTC Disclosure Letter, and shall not be taken into account in determining whether any of the conditions precedent set forth in Article 6 are satisfied. All requests for information or access made pursuant to this Section 6.6 shall be directed to the senior officers of the applicable Party or another Person designated by such Party in writing and no Party or its Representatives shall contact any employee of the other Parties not involved in the negotiation of this Agreement, or any other Person, in connection with the Transaction in each case without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.7	Insurance and Indemnification

(1)	Prior to the Effective Date, Hut and USBTC shall purchase customary non-cancellable and fully pre-paid “tail” policies of directors’ and officers’ liability, employment practices liability and fiduciary liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by Hut and the Hut Subsidiaries or USBTC and the USBTC Subsidiaries, as applicable, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided that the cost of such policies will not exceed 300% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage and that if such insurance coverage is unavailable, then as promptly as practicable following the Closing, New Hut will, or if the cost of such a tail policy will exceed such amount, will cause Hut and the Hut Subsidiaries, and USBTC and the USBTC Subsidiaries, as applicable, to purchase such tail policies with the best available insurance coverage whose cost will not exceed 300% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage. New Hut will, or will cause Hut and the Hut Subsidiaries, and USBTC and the USBTC Subsidiaries, as applicable, to, continuously maintain such tail policies in full force and effect without any reduction in scope or coverage for six (6) years from the Effective Date and to abide by their obligations thereunder.

(2)	From and after the Effective Time, New Hut agrees that it shall cause Hut and USBTC to honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Hut and the Hut Subsidiaries and USBTC and the USBTC Subsidiaries as of the Effective Date (the “D&O Indemnified Persons”) to the extent they have been provided under applicable Law, the Organizational Documents of such entities or under indemnification agreements made available as of the Data Room Cut-Off Time, and acknowledges that such rights shall survive the completion of the Transaction and shall continue in full force and effect and shall not be amended in any manner adverse to the D&O Indemnified Persons for at least six (6) years following the Effective Date.

(3)	The provisions of this Section 6.7 are intended for the benefit of, and shall be enforceable by, each insured or D&O Indemnified Person, his or her heirs, estates and his or her legal representatives.

(4)	If New Hut, USBTC, Hut or any of their respective Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, proper provision shall be made so that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of USBTC, Hut or any of their respective Subsidiaries) assumes all of the obligations set forth in this Section 6.7.

6.8	Covenants Regarding Convertible Securities

(1)	Except as set forth in Section 6.8(1) of the Hut Disclosure Letter and the USBTC Disclosure Letter, respectively, neither Hut nor USBTC has nor shall they accelerate the vesting or the time to exercise of any outstanding stock option, restricted share unit, deferred share unit, or any other employee or director awards of any Party in connection with the Transaction or the Plan of Arrangement.

(2)	During the Pre-Closing Period, the Parties shall take all such steps reasonably necessary for the New Hut Omnibus Incentive Plan, in a form acceptable to Hut and USBTC, each acting reasonably, to become effective prior to the Effective Date.

(3)	Upon consummation of the Arrangement and the Merger, New Hut shall take all steps reasonably necessary to cause the Hut Replacement Options that remain outstanding (and, to the extent applicable, Adjusted Hut RSUs and Adjusted Hut DSUs) and USBTC Replacement Options to be issued in accordance with this Agreement (and, where applicable, in accordance with the Plan of Arrangement).

(4)	New Hut shall take all steps in advance of the Effective Date reasonably required by Hut to facilitate the registration under the U.S. Securities Act of the issuance of the New Hut Shares underlying the Replacement Securities.

6.9	Employee Benefit Matters

During the one year period commencing on the Effective Date (or until a Company Employee’s earlier termination date), New Hut shall, or shall cause each USBTC Employee and Hut Employee who was employed by USBTC or any USBTC Subsidiaries or Hut or any Hut Subsidiaries, respectively, as of immediately prior to the Merger Effective Time and who remains employed with New Hut or any Subsidiary of New Hut following the Closing (each, a “Company Employee”), to be paid base compensation and provided with annual cash bonus opportunities that, with respect to each such Company Employee, are no less favorable than the base salary and annual cash bonus opportunities of such Company Employee as of immediately prior to the Merger Effective Time and employee benefits that, with respect to each such Company Employee, are at least substantially comparable in the aggregate to the employee benefits provided to such Company Employee immediately prior to the Closing (disregarding incentive equity for purposes of the comparison). New Hut shall cause each Company Employee to be given full credit for such Company Employee’s service with USBTC, Hut or their respective Subsidiaries for purposes of eligibility, vesting, and determination of the level of benefits (but not for purposes of benefit accruals other than vacation pay, statutory severance, termination notice or pay in lieu or any other entitlement required by law) under any benefit plans made generally available to employees by New Hut or its Subsidiaries in which a Company Employee participates following the Closing (any such plan a “New Plan”) to the same extent recognized by USBTC, Hut or their respective Subsidiaries immediately prior to the Closing; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. New Hut shall use commercially reasonable efforts to (i) waive any preexisting condition or limitations otherwise applicable to Company Employees and their eligible dependents under any New Plan in which Company Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Effective Date in satisfying any deductibles, co-payments or out-of-pocket maximums under a New Plan in which they are eligible to participate after the Effective Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement prior to the Closing. This Section 6.9 shall not (i) create any right in any Company Employee to continued employment or preclude the ability of New Hut or any Subsidiary to terminate the employment of any employee for any reason, (ii) require New Hut or any Subsidiary to continue any benefit plan or prevent the amendment, modification or termination thereof after the Closing, (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of USBTC, Hut or any respective Subsidiary.

6.10	Securityholder Litigation and Dissenter’s Rights

Each Party shall give the other Parties prompt written notice of any securityholder litigation against such Party or its directors, officers or other representatives relating to this Agreement or the Transaction, shall keep the other Parties reasonably informed regarding any such litigation, and shall give the other Parties the opportunity to participate (at such other’s Party’s expense) in the defense or settlement of any such litigation. Each Party shall give the other Parties the right to review and comment on all filings or responses to be made by such Party in connection with any such litigation, and will in good faith take such comments into account. No Party shall offer to or agree to settle any such litigation without the other Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each of the Parties shall comply in all respects with the applicable provisions of the Nevada Dissenter’s Rights Statutes and cooperate reasonably in connection with any actions required or advisable to be undertaken relating thereto or as contemplated by Section 2.7.

6.11	USBTC Non-Solicitation

(1)	During the Pre-Closing Period, USBTC shall, and shall cause its Subsidiaries and Representatives to: (a) cease all existing discussions and negotiations with any Persons with respect to any offer or proposal or indication of interest in any purchase of an equity interest in USBTC, New Hut or any of their respective Subsidiaries or a merger, consolidation, share exchange or other business combination involving USBTC, New Hut or any of their respective Subsidiaries or any equity interest therein, or any purchase of a substantial portion of the assets of USBTC, New Hut and their respective Subsidiaries, taken as a whole (collectively, an “Alternative Transaction”), and (b) terminate access by any Person to any physical or electronic data room in connection with any Alternative Transaction. During the Pre-Closing Period, subject to this Section 6.11, USBTC and New Hut shall not, and shall cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or otherwise knowingly facilitate any proposal or offer from any third party (other than Hut or its Affiliates) with respect to an Alternative Transaction, (ii) enter into any letter of intent, memorandum of understanding, agreement or similar agreement or arrangement or Contract (in each case, other than with Hut and its Affiliates) with respect to any Alternative Transaction, or (iii) enter into or participate, engage or knowingly assist in any negotiations or discussions with any Person (other than Hut or its Affiliates) relating to any Alternative Transaction. As soon as reasonably practicable after the date hereof, USBTC shall instruct each Person (other than Hut and its Affiliates) in possession of confidential information about USBTC in connection with any actual or potential proposal by such Person to acquire USBTC (or any portion thereof) to promptly return or destroy all such information. If USBTC or any of its Representatives receives any inquiry, proposal or offer in connection with an Alternative Transaction after the date of this Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to USBTC or any USBTC Subsidiary in connection with such proposed Alternative Transaction, inquiry, proposal, offer or request, USBTC shall as soon as practicable notify Hut (in writing) of such proposed Alternative Transaction, inquiry, proposal, offer or request. Such notice shall include: (i) a description of the material terms and conditions of such proposed Alternative Transaction, inquiry, proposal, offer or request and; (ii) the identity of all Persons making the proposed Alternative Transaction, inquiry, proposal, offer or request. USBTC shall keep Hut reasonably informed on a current basis of the status of material or substantive developments and the status of discussions and negotiations with respect to any such proposed Alternative Transaction, inquiry, proposal, offer or request or change thereof. With respect to any such proposed Alternative Transaction, USBTC shall be subject to the terms and conditions (including the restrictions) set forth in this Section 6.11. Without limiting the generality of the foregoing, USBTC shall advise its Subsidiaries and its and their respective Representatives of the prohibitions set out in this Section 6.11 and any violation of the restrictions set forth in this Section 6.11 by USBTC, its Subsidiaries or its or their respective Representatives is deemed to be a breach of this Section 6.11 by USBTC.

(2)	USBTC represents and warrants that, since January 1, 2022, neither USBTC, its Subsidiaries nor any of their respective Representatives, has waived any confidentiality, standstill or similar agreement or restriction to which USBTC or any of its Subsidiaries is a party, and USBTC covenants and agrees that (i) it shall take all necessary action to enforce any confidentiality, standstill, use, business purpose or similar agreement or restriction to which USBTC or any of its Subsidiaries is a party and (ii) neither USBTC, any of its Subsidiaries nor any of their respective Representatives will, without the prior written consent of Hut (which may be withheld, conditioned or delayed in Hut's sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify any Person’s obligations respecting USBTC or any of its Subsidiaries, under any confidentiality, standstill, use, business purpose or similar agreement or restriction to which USBTC or any of its Subsidiaries is a party (it being acknowledged by Hut that the automatic termination or release of any standstill restrictions of any such agreements as a result of the entering into and the announcement of this Agreement shall not be a violation of this Section 6.11.

6.12	Section 280G

USBTC shall perform or cause to be performed an analysis of the potential effects of the transactions contemplated by the Agreement under Sections 280G and 4999 of the Code. If and to the extent that USBTC determines that any payments or benefits would reasonably be expected to constitute “parachute payments” (within the meaning of Section 280G of the Code) in connection with the transactions contemplated by this Agreement, prior to the Merger Effective Time USBTC shall (i) seek a waiver from the recipient of any such “parachute payments” pursuant to which such recipient would agree to forego, unless stockholder approval in accordance with clause (ii) is obtained, any such payments or benefits to the extent necessary so that none of the remaining payments or benefits to such recipient would constitute “parachute payments”, and (ii) to the extent such waivers are obtained, seek stockholder approval of the waived amounts from the stockholders of USBTC in a manner intended to comply with Treasury Regulation Section 1.280G-1, Q&A-7. USBTC shall provide Hut with copies of the final related calculations and provide HUT with a reasonable opportunity to review and comment upon any waiver or stockholder approval documentation.

Article 7
ADDITIONAL COVENANTS of Hut REGARDING NON-SOLICITATION

7.1	Hut Non-Solicitation

(1)	Except as expressly provided in this Article 7, Hut and its Subsidiaries shall not, directly or indirectly, do or authorize or permit any of its Subsidiaries or Representatives to do, any of the following:

(a)	solicit, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Hut or any Hut Subsidiary) any Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that may reasonably be expected to constitute or lead to an Acquisition Proposal;

(b)	enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than USBTC) regarding any Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that may reasonably be expected to constitute or lead to an Acquisition Proposal;

(c)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify of qualify, the Board Recommendation;

(d)	accept, approve, endorse or recommend, execute or enter into, or publicly propose to accept, approve, endorse or recommend, execute or enter into, any letter of intent, agreement in principle, agreement, arrangement, offer or understanding in respect of an Acquisition Proposal (other than an Acceptable Confidentiality Agreement contemplated under Section 7.3(1)(d); or

(e)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly disclosed or publicly announced Acquisition Proposal for a period of no more than five (5) Business Days following the public announcement of such Acquisition Proposal will not be considered to be in violation of this Section 7.1 provided that Hut Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five Business Day period (or in the event that the Hut Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Hut Meeting)).

(2)	Except as expressly provided in this Article 7, Hut shall, and shall cause its Representatives to, immediately cease and terminate, and cause to be ceased and terminated, any solicitation, encouragement, discussion, negotiation, or other activities with any Person (other than USBTC) with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and without limiting the generality of the foregoing, Hut will:

(a)	immediately discontinue access to and disclosure of any of its confidential information, including any data room and any confidential information, properties, facilities, books and records of Hut or of any of its Subsidiaries;

(b)	within two (2) Business Days of the date of this Agreement, request and exercise all rights it has to require: (i) the return or destruction of all copies of any confidential information regarding Hut or any of its Subsidiaries provided to any Person (other than USBTC) who has entered into a confidentiality agreement or similar agreement with Hut relating to an Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to constitute or lead to an Acquisition Proposal and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Hut or any of its Subsidiaries, in each case to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)	Hut represents and warrants that, since January 1, 2022, neither Hut, its Subsidiaries nor any of their respective Representatives, has waived any confidentiality, standstill or similar agreement or restriction to which Hut or any of its Subsidiaries is a party, and Hut covenants and agrees that (i) it shall take all necessary action to enforce any confidentiality, standstill, use, business purpose or similar agreement or restriction to which Hut or any of its Subsidiaries is a party and (ii) neither Hut, any of its Subsidiaries nor any of their respective Representatives will, without the prior written consent of USBTC (which may be withheld, conditioned or delayed in USBTC’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify any Person’s obligations respecting Hut or any of its Subsidiaries, under any confidentiality, standstill, use, business purpose or similar agreement or restriction to which Hut or any of its Subsidiaries is a party (it being acknowledged by USBTC that the automatic termination or release of any standstill restrictions of any such agreements as a result of the entering into and the announcement of this Agreement shall not be a violation of this Section 7.1(3).

7.2	Notification of Acquisition Proposals

(1)	If Hut or any Hut Subsidiary or any of their respective Representatives receives or otherwise becomes aware of an Acquisition Proposal or any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to Hut or any Hut Subsidiary, in connection with an Acquisition Proposal, Hut shall promptly notify USBTC, at first orally, and then within twenty-four (24) hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, and shall provide USBTC with copies of all documents, material or correspondence or other material received in respect of, from or on behalf of any such persons and such other details of such Acquisition Proposal, inquiry, proposal, offer or request as USBTC may reasonably request. Such notice shall include: (i) a description of the material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request; and (ii) the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request. Hut may contact the Person making such Acquisition Proposal, inquiry, proposal, offer or request and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request so as to determine whether such Acquisition Proposal, inquiry, proposal, offer or request is, or would reasonably be expected to lead to, a Superior Proposal.

(2)	Hut shall keep USBTC reasonably informed on a current basis of the status of material developments and the status of discussions and negotiations with respect to any such Acquisition Proposal, inquiry, proposal, offer or request including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and shall provide to USBTC copies of all material or correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the terms of such correspondence communicated to Hut by or on behalf of any Person making any such Acquisition Proposal, inquiry, proposal, offer or request.

7.3	Responding to Acquisition Proposals

(1)	Notwithstanding Section 7.1, if at any time following the date of this Agreement and prior to the approval of the Hut Resolutions by the Hut Shareholders, Hut receives an unsolicited bona fide written Acquisition Proposal, Hut and its Representatives may engage in or participate in discussions or negotiations regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of Hut or its Subsidiaries to the Person or Persons making such Acquisition Proposal, if and only if:

(a)	the Hut Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that: (i) such Acquisition Proposal constitutes or may reasonably be expected to constitute or lead to a Superior Proposal; and (ii) failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

(b)	such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with Hut or any of its Subsidiaries;

(c)	Hut has been, and continues to be, in compliance with its obligations under this Article 7;

(d)	prior to providing any such copies, access, or disclosure, Hut enters into an Acceptable Confidentiality Agreement; and

(e)	Hut promptly provides USBTC with (i) prior written notice stating Hut’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; (ii) prior to providing such copies, access or disclosure, a true, complete and final executed copy of the Acceptable Confidentiality Agreement; and (iii) any non-public information concerning Hut and its Subsidiaries provided to such other Person which was not previously provided to USBTC.

(2)	Nothing contained in this Agreement (but, for certainty, subject to Section 9.1) shall prevent Hut or the Hut Board from complying with a court order or Section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal that is not a Superior Proposal, provided that Hut shall provide USBTC with a reasonable opportunity to review the form and content of such circular or other response before it is sent by Hut and shall make all reasonable amendments as requested by USBTC and its counsel.

7.4	Right to Match

(1)	If Hut receives an Acquisition Proposal that constitutes a Superior Proposal and that was not solicited in breach of Section 7.1 and that was made after the date of this Agreement and prior to the approval of the Hut Resolutions by the Hut Shareholders, Hut may, subject to compliance with Section 9.1 and Section 9.2, enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(a)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction;

(b)	Hut has been, and continues to be, in compliance with its obligations under this Article 7;

(c)	Hut has delivered to USBTC a written notice of the determination of the Hut Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Hut Board to enter into such definitive agreement with respect to such Superior Proposal, which notice shall include the value and financial terms that the Hut Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal (the “Superior Proposal Notice”);

(d)	Hut has provided USBTC a copy of the proposed definitive agreement for the Superior Proposal and all other material agreements related thereto, including any financing documents supplied to Hut in connection therewith;

(e)	at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which USBTC received the Superior Proposal Notice and the date on which USBTC received all of the materials set forth in Section 7.4(1)(d);

(f)	during any Matching Period, USBTC has had the opportunity, in accordance with Section 7.4(2), to offer to amend this Agreement and the Transaction in order for such Acquisition Proposal to cease to be a Superior Proposal, including by adjusting the Hut Exchange Ratio or the USBTC Exchange Ratio, as applicable;

(g)	after the Matching Period, the Hut Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by USBTC under Section 7.4(2)) and that the failure by the Hut Board to take such action would be inconsistent with its fiduciary duties under applicable Law; and

(h)	prior to or concurrently with entering into such definitive agreement, Hut terminates this Agreement pursuant to Section 9.1 and pays the Termination Amount pursuant to Section 9.2.

(2)	During the Matching Period, or such longer period as Hut may (in its sole discretion) approve in writing for such purpose: (a) the Hut Board shall review any offer made by USBTC under Section 7.4(1)(f) to amend the terms of this Agreement and the Transaction in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) Hut shall negotiate, and cause its Representatives to negotiate, in good faith with USBTC such amendments to the terms of this Agreement and the Transaction as would result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal and enable USBTC to proceed with the transactions contemplated by this Agreement on such amended terms. If the Hut Board determines that such Acquisition Proposal would cease to be a Superior Proposal based on any such mutually agreed amendments to this Agreement with USBTC, Hut shall promptly so advise USBTC, and the Parties shall thereupon amend this Agreement to reflect such offer made by USBTC, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)	Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration), directly or indirectly, to be received by Hut or the Hut Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 7.4 and USBTC shall be afforded a new five (5) Business Day Matching Period from the later of the date on which USBTC received the Superior Proposal Notice and the date on which USBTC received all of the materials set forth in Section 7.4(1)(d) with respect to the new Superior Proposal from the Company

(4)	The Hut Board shall promptly reaffirm the Board Recommendation by press release after (x) any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or (y) if an Acquisition Proposal that is publicly announced or publicly known was determined to be a Superior Proposal, the Hut Board determines that a proposed amendment to the terms of this Agreement as contemplated by Section 7.4(2) would result in such Acquisition Proposal no longer being a Superior Proposal. Hut shall provide USBTC and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by USBTC and its counsel.

(5)	If Hut provides a Superior Proposal Notice to USBTC on a date that is less than ten (10) Business Days before the Hut Meeting, USBTC will be entitled to require Hut to adjourn or postpone such Hut Meeting in accordance with the terms of this Agreement to a date (x) specified by USBTC that is not more than ten (10) Business Days after the scheduled date of the Hut Meeting, provided that in no event shall such adjourned or postponed meeting be held on a date that is less than five Business Days prior to the Outside Date or (y) mutually agreed by the Parties.

7.5	Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, Hut shall advise its Subsidiaries and its and their respective Representatives of the prohibitions set out in this Article 7 and any violation of the restrictions set forth in this Article 7 by Hut, its Subsidiaries or its or their respective Representatives is deemed to be a breach of this Article 7 by Hut.

Article 8
CONDITIONS

8.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Transaction are subject to the fulfillment or waiver (to the extent permissible under applicable Law), on or before the Effective Date, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement;

(b)	no Law or Order is in effect that makes the completion of the Transaction illegal or otherwise prohibits or enjoins the Parties from completing the Transaction;

(c)	the Arrangement Resolution shall have been passed by the Hut Shareholders at the Hut Meeting in accordance with the Interim Order and applicable Law;

(d)	the Other Hut Resolutions, if any, shall have been passed by the Hut Shareholders at the Hut Meeting in accordance with applicable Law;

(e)	the USBTC Stockholder Approval shall have been obtained by way of the USBTC Consent in accordance with applicable Law;

(f)	each of the Required Regulatory Approvals shall have been made, given or obtained, on terms satisfactory to the Parties, each acting reasonably, and each such Required Regulatory Approval shall be in full force and effect;

(g)	the Hut Consideration Shares and Hut Replacement Options to be issued under the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

(h)	the Stock Exchange Approvals shall have been made, given or obtained, on terms satisfactory to the Parties, subject only to the customary listing conditions of the Nasdaq and the TSX, as applicable;

(i)	the Registration Statement shall have become effective, and no stop order and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(j)	Dissent Rights have not been exercised with respect to more than 5.0% of the issued and outstanding Hut Shares;

(k)	not more than 5.0% of the USBTC Shares shall be Dissenting USBTC Shares;

(l)	the New Hut Omnibus Incentive Plan shall have been approved by the TSX and Nasdaq, as applicable;

(m)	the Amended New Hut Organizational Documents shall have been filed and become effective, in form and substance satisfactory to Hut and USBTC;

(n)	the actions required to be taken by the Parties pursuant to Section 8.6, with effect as of and from the Effective Time, shall have been taken; and

(o)	New Hut shall have complied with its obligations under Section 2.4, and the Depositary shall have confirmed receipt of the Hut Consideration Shares and USBTC Consideration Shares contemplated thereby.

8.2	Additional Conditions Precedent to the Obligations of USBTC

The obligations of USBTC to complete the Transaction shall also be subject to the fulfillment or waiver (to the extent permissible under applicable Law) of each of the following conditions precedent on or before the Effective Date (each of which is for the exclusive benefit of USBTC and may only be waived by USBTC in whole or in part at any time in its sole discretion):

(a)	all covenants of Hut under this Agreement to be performed on or before the Effective Date which have not been waived by USBTC shall have been duly performed by Hut in all material respects, and USBTC shall have received a certificate of Hut addressed to USBTC and dated the Effective Date, signed on behalf of Hut by a senior executive officer of Hut, confirming the same as at the Effective Date;

(b)	(i) the representations and warranties of Hut set forth in Section (1) of Schedule “C” [Organization and Qualification], Section (2) of Schedule “C” [Capitalization] and Section (3) of Schedule “C” [Corporate Authority; Approval] shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, such accuracy of which shall be determined as of that specified date), except for such failures to be so true and correct that are de minimis; (ii) the representations and warranties of Hut set forth in Section (4) of Schedule “C” [Subsidiaries] shall be true and correct in all material respects (disregarding for such purposes any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, such accuracy of which shall be determined as of that specified date); and (iii) all other representations and warranties made by Hut in this Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except in the case of this clause (iii) where any failure or failures of any such other representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect in respect of Hut; and USBTC shall have received a certificate of Hut addressed to USBTC and dated the Effective Date, signed on behalf of Hut by a senior executive officer of Hut, confirming the same as of the Effective Date;

(c)	executive employment agreements for the senior leadership of New Hut shall have been executed and delivered, in form and substance satisfactory to USBTC; and

(d)	since the date of this Agreement, there shall not have occurred any Material Adverse Effect in respect of Hut that is continuing.

8.3	Additional Conditions Precedent to the Obligations of Hut

The obligations of Hut to complete the Transaction shall also be subject to the fulfillment or waiver (to the extent permissible under applicable Law) of each of the following conditions precedent on or before the Effective Date (each of which is for the exclusive benefit of Hut and may only be waived by Hut in whole or in part at any time in its sole discretion):

(a)	all covenants of USBTC under this Agreement to be performed on or before the Effective Date which have not been waived by Hut shall have been duly performed by USBTC in all material respects, and Hut shall have received a certificate of USBTC, addressed to Hut and dated the Effective Date, signed on behalf of USBTC by a senior executive officer of USBTC, confirming the same as of the Effective Date;

(b)	all covenants of New Hut under this Agreement to be performed on or before the Effective Date which have not been waived by Hut shall have been duly performed by New Hut in all material respects, and Hut shall have received a certificate of New Hut, addressed to Hut and dated the Effective Date, signed on behalf of New Hut by a director of New Hut, confirming the same as of the Effective Date;

(c)	(i) the representations and warranties of USBTC set forth in Section (1) of Schedule “D” [Organization and Qualification]; Section (2) of Schedule “D” [Capitalization] and Section (3) of Schedule “D” [Corporate Authority; Approval] shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, such accuracy of which shall be determined as of that specified date), except for such failures to be so true and correct that are de minimis; (ii) the representations and warranties of USBTC set forth in Section (4) of Schedule “D” [Subsidiaries] shall be true and correct in all material respects (disregarding for such purposes any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, such accuracy of which shall be determined as of that specified date); and (iii) all other representations and warranties made by USBTC in this Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, such accuracy of which shall be determined as of that specified date), except in the case of this clause (iii) where any failure or failures of any such other representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect in respect of USBTC; and Hut shall have received a certificate of USBTC addressed to Hut and dated the Effective Date, signed on behalf of USBTC by a senior executive officer of USBTC, confirming the same as of the Effective Date;

(d)	(i) the representations and warranties of New Hut set forth in Section (1) of Schedule “E” [Organization and Qualification]; Section (2) of Schedule “E” [Capitalization] and Section (3) of Schedule “E” [Corporate Authority; Approval] shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, such accuracy of which shall be determined as of that specified date), except for such failures to be so true and correct that are de minimis; and (ii) all other representations and warranties made by New Hut in this Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, such accuracy of which shall be determined as of that specified date), except in the case of this clause (ii) where any failure or failures of any such other representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect in respect of New Hut; and Hut shall have received a certificate of New Hut addressed to Hut and dated the Effective Date, signed on behalf of New Hut by a director of New Hut, confirming the same as of the Effective Date;

(e)	executive employment agreements for the senior leadership of New Hut shall have been executed and delivered, in form and substance satisfactory to Hut; and

(f)	since the date of this Agreement, there shall not have occurred any Material Adverse Effect in respect of USBTC that is continuing.

8.4	Satisfaction of Conditions

The conditions precedent set out in Section 8.1, Section 8.2 and Section 8.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

8.5	Notice and Cure Provisions

(1)	Each Party will give prompt notice to the other Parties the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, would be reasonably be likely to:

(a)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(b)	result in the failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party prior to the Effective Time.

(2)	Notification provided under this Section 8.5 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)	USBTC may not exercise its rights to terminate this Agreement pursuant to Section 9.1(2)(c)(ii) and Hut may not exercise its right to terminate this Agreement pursuant to Section 9.1(2)(d)(ii) unless the Party intending to rely thereon (the “Terminating Party”) has delivered a written notice (the “Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party is asserting as the basis for the termination. If any such Termination Notice is delivered, provided that the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not terminate this Agreement pursuant to Section 9.1(2)(c)(ii) or Section 9.1(2)(d)(ii), as applicable, until the earlier of (a) the Outside Date and (b) the date that is 20 Business Days from such Termination Notice, and in each case only if such matter has not been cured by such date. If such Termination Notice has been delivered prior to the Hut Meeting, unless the Parties agree otherwise, such meeting shall be postponed or adjourned to the earlier of (A) 20 Business Days prior to the Outside Date and (B) the date that is 20 Business Days following receipt of such Termination Notice by the Breaching Party.

8.6	Governance

New Hut, USBTC and Hut shall take all necessary actions to ensure that, at the Effective Time: (i) the New Hut Board shall be comprised of ten (10) directors; (ii) the members of the New Hut Board, the Chief Executive Officer, the President and the Chief Strategy Officer of New Hut shall be as set out in Sections 8.6 of each of the Hut Disclosure Letter and USBTC Disclosure Letter, respectively; and (iii) the individuals listed in Section 8.6 of the USBTC Disclosure Letter shall have executed and delivered customary lock-up and voting agreements, with effect from the Effective Time, on the terms set out at Section 8.6 of the USBTC Disclosure Letter. The Parties agree to work cooperatively to implement the foregoing including by providing any information required by Law with respect to the foregoing individuals for inclusion in the Registration Statement, USBTC Information Statement and the Hut Circular, to the extent required, no later than five (5) Business Days’ prior to the required filing of the Registration Statement, USBTC’s delivery of the USBTC Information Statement to the USBTC Stockholders and the required mailing of the Hut Circular, in each case as applicable, and USBTC, Hut and New Hut shall obtain such resignations and pass any such resolutions of the New Hut Board, and take all other actions, as may be required to ensure that, at the Effective Time, the New Hut Board is comprised of the ten directors contemplated in Sections 8.6 of each of the Hut Disclosure Letter and USBTC Disclosure Letter, respectively.

Article 9
TERM, TERMINATION, AMENDMENT AND WAIVER

9.1	Term, Termination

(1)	This Agreement shall be effective from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

(2)	This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement of the Parties; or

(b)	by either Hut or USBTC, if:

(i)	the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 9.1(2)(b) shall not be available to any Party whose failure to fulfill any of its covenants or obligations or its breach of any of its representations and warranties under this Agreement (in the case of USBTC, the failure or breach of either USBTC or New Hut) has been the principal cause of, or directly resulted in, the failure of the Effective Time to occur by the Outside Date;

(ii)	there shall exist any Law or Order that makes consummation of the Transaction illegal or otherwise restricts, prohibits or enjoins Hut or USBTC from consummating the Transaction and such Law or Order shall be final and non-appealable, provided that the Party seeking to terminate this Agreement under this Section 9.1(2)(b)(ii) shall then in all material respects be in compliance with Section 6.5 and shall not otherwise be in material breach of this Agreement;

(iii)	the Hut Resolutions shall not have been passed by the Hut Shareholders at the Hut Meeting in accordance with the Interim Order and applicable Law; or

(iv)	the USBTC Stockholder Approval shall not have been obtained by way of the USBTC Consent in accordance with applicable Law;

(c)	by USBTC, if:

(i)	the Hut Board or any committee of the Hut Board (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies (or publicly proposes or states an intention to withdraw, amend, modify or qualify), in a manner adverse to USBTC, the Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes or states an intention to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five (5) Business Days (or beyond the third Business Day prior to the Hut Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes Hut or any of the Hut Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause Hut or any of the Hut Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than an Acceptable Confidentiality Agreement contemplated under Section 7.3(1)(d)), (D) fails to publicly reaffirm by press release the Board Recommendation (without qualification) within five (5) Business Days after having been requested in writing by USBTC to do so (or in the event that the Hut Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day prior to the date of the Hut Meeting (or, if the public announcement of an Acquisition Proposal were made less than three (3) Business Days prior to the Hut Meeting, prior to the second Business Day before the Hut Meeting));

(ii)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Hut under this Agreement occurs that would cause any condition in Section 8.2(a) [Hut Covenants Condition] or Section 8.2(b) [Hut Reps and Warranties Condition] not to be satisfied, and such breach or failure is not cured in accordance with the terms of Section 8.5(3); provided that USBTC is not then in breach of this Agreement so as to cause any condition in Section 8.1 [Mutual Conditions], Section 8.3(a) [USBTC Covenants Condition] or Section 8.3(c) [USBTC Reps and Warranties Condition] not to be satisfied;

(iii)	Hut breaches Article 7 in any material respect; or

(iv)	since the date of this Agreement, there has occurred and is continuing a Material Adverse Effect in respect of Hut;

(d)	by Hut, if:

(i)	prior to the approval by the Hut Shareholders of the Hut Resolutions, the Hut Board authorizes Hut to enter into a written agreement (other than an Acceptable Confidentiality Agreement permitted by and in accordance with Section 7.3(1)(d)) with respect to a Superior Proposal in accordance with Section 7.4, provided Hut is then in compliance with Article 7 and that prior to or concurrent with such termination Hut pays the Termination Amount in accordance with Section 9.2;

(ii)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of USBTC under this Agreement occurs that would cause any condition in Section 8.3(a) [USBTC Covenants Condition] or Section 8.3(c) [USBTC Reps and Warranties Condition] not to be satisfied, and such breach or failure is not cured in accordance with the terms of Section 8.5(3); provided that Hut is not then in breach of this Agreement so as to cause any condition in Section 8.1 [Mutual Conditions], Section 8.2(a) [Hut Covenants Condition], Section 8.2(b) [Hut Reps and Warranties Condition];

(iii)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of New Hut under this Agreement occurs that would cause any condition in Section 8.3(b) [New Hut Covenants Condition] or Section 8.3(d) [New Hut Reps and Warranties Condition] not to be satisfied, and such breach or failure is not cured in accordance with the terms of Section 8.5(3); provided that Hut is not then in breach of this Agreement so as to cause any condition in Section 8.1 [Mutual Conditions], Section 8.2(a) [Hut Covenants Condition] or Section 8.2(b) [Hut Reps and Warranties Condition] not to be satisfied; or

(iv)	since the date of this Agreement, there has occurred and is continuing a Material Adverse Effect in respect of USBTC.

(3)	The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(2)(a)) shall give written notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(4)	If this Agreement is terminated pursuant to Section 9.1 or Section 9.1(2), this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto except that: (A) in the event of termination under Section 9.1(2) as a result of Effective Time occurring, Section 6.7 shall survive for a period of six years following such termination; and (B) in the event of termination under Section 9.1, this Section 9.1(4), Section 9.2, Section 9.3 and Article 10 and the provisions of the Confidentiality Agreement shall survive, and provided further that, notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of any liability for fraud.

9.2	Termination Amount

(1)	USBTC shall be entitled to the Termination Amount (free and clear of, and without reduction for, any applicable withholding Taxes) upon the occurrence of any of the following events (each a “Termination Amount Event”), which shall be paid by Hut to USBTC, in consideration for the disposition of USBTC’s rights under this Agreement, within the time specified below in respect of each such Termination Amount Event:

(a)	this Agreement is terminated by USBTC (i) pursuant to Section 9.1(2)(c)(i) [Change in Recommendation]; or (ii) pursuant to Section 9.1(2)(c)(iii) [Material Breach of Article 7], in which case the Termination Amount shall be paid within two (2) Business Days following such termination;

(b)	this Agreement is terminated by Hut pursuant to Section 9.1(2)(d)(i) [Superior Proposal], in which case the Termination Amount shall be paid prior to or concurrently with such termination;

(c)	this Agreement is terminated pursuant to any Subsection of 9.1(2) if at such time USBTC is entitled to terminate this Agreement (i) pursuant to Section 9.1(2)(c)(i) [Change in Recommendation]; or (ii) pursuant to Section 9.1(2)(c)(iii) [Material Breach of Article 7], in which case the Termination Amount shall be paid within two (2) Business Days following such termination; or

(d)	this Agreement is terminated by USBTC pursuant to Section 9.1(2)(c)(ii) [Hut Breach of Reps or Covenants], or by either USBTC or Hut pursuant to Section 9.1(2)(b)(i) [Outside Date] or Section 9.1(2)(b)(iii) [No Hut Shareholder Approval], but only if:

(i)	prior to such termination, an Acquisition Proposal is made or publicly announced or otherwise publicly disclosed by any Person or Persons (other than USBTC and the USBTC Subsidiaries) or any Person or Persons (other than USBTC or any of the USBTC Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal; and

(ii)	within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated or (2) Hut or one or more of the Hut Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the Termination Amount shall be payable on or prior to the consummation of the Acquisition Proposal referred to therein. For purposes of this Section 9.2(1), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.

(2)	The Termination Amount shall be paid by Hut by wire transfer in immediately available funds to an account specified by USBTC.

(3)	Each of the Parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement and that the amounts set out in this Section 9.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which USBTC will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. For the avoidance of doubt, in no event shall Hut be required to pay the Termination Amount on more than one occasion. Subject to Section 9.1(4), each of the Parties hereby acknowledges and agrees that, upon any termination of this Agreement as permitted under Section 9.1 under circumstances where USBTC is entitled to the Termination Amount and such Termination Amount is paid in full to USBTC in the manner provided herein, USBTC shall be precluded from any other remedy against Hut at law or in equity or otherwise in respect of the event giving rise to such payment and in any such case neither it nor any of its Subsidiaries shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Hut or any of Hut’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates in connection with this Agreement or the transactions contemplated hereby.

(4)	Nothing in this Section 9.2 shall preclude a Party from seeking injunctive relief to enforce the other Party’s obligation hereunder to consummate the transactions contemplated by this Agreement, to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreement, and any requirement for proof of damages or the securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall a Party be permitted to be entitled to receive both a grant of specific performance of the obligation to consummate the transactions contemplated by this Agreement and any monetary damages (including all or any portion of the Termination Amount).

9.3	Fees and Expenses

(1)	Except as expressly provided in this Section 9.3, upon consummation of the Transaction, New Hut shall pay all fees, costs and expenses incurred by Hut and USBTC in connection with this Agreement and the Transaction. If this Agreement is terminated prior to the Effective Time pursuant to Section 9.1(2), each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Transaction, provided that each of Hut and USBTC shall pay 50% of any filing fees and applicable Taxes payable for or in respect of any application, notification or other filing made in respect of any regulatory process in respect of the transactions contemplated by the Transaction, including any fees, costs and expenses in connection with the preparation, filing and approval by the SEC of the Registration Statement pursuant to Section 4.5.

(2)	If this Agreement is terminated by USBTC pursuant to Section 9.1(2)(b)(iii) [No Hut Shareholder Approval] or Section 9.1(2)(c)(ii) [Hut Breach of Reps or Covenants], then Hut shall pay (or cause to be paid) to USBTC (or as USBTC may direct) an expense reimbursement payment for reasonable, documented expenses incurred in connection with this Agreement and the Arrangement (i) in the case of a termination pursuant to Section 9.1(2)(b)(iii) [No Hut Shareholder Approval], in an amount not to exceed $500,000 (less any applicable withholding Tax); and (ii) in the case of a termination pursuant to Section 9.1(2)(c)(ii) [Hut Breach of Reps or Covenants], in an amount not to exceed $2,000,000 (less any applicable withholding Tax); in each case by wire transfer in immediately available funds to an account designated by USBTC no later than two Business Days after the date of such termination; provided that in no event shall Hut be required to pay under Section 9.2, on the one hand, and this Section 9.3(2), on the other hand, in aggregate, an amount in excess of the Termination Amount.

(3)	If this Agreement is terminated by Hut pursuant to Section 9.1(2)(b)(iv) [No USBTC Stockholder Approval], Section 9.1(2)(d)(ii) [USBTC Breach of Reps or Covenants] or Section 9.1(2)(d)(iii) [New Hut Breach of Reps or Covenants], then USBTC shall pay (or cause to be paid) to Hut (or as Hut may direct) an expense reimbursement payment for reasonable, documented expenses incurred in connection with this Agreement and the Arrangement (i) in the case of a termination pursuant to Section 9.1(2)(b)(iv) [No USBTC Stockholder Approval], in an amount not to exceed $500,000 (less any applicable withholding Tax); and (ii) in the case of a termination pursuant to Section 9.1(2)(d)(ii) [USBTC Breach of Reps or Covenants] or Section 9.1(2)(d)(iii) [New Hut Breach of Reps or Covenants], in an amount not to exceed $2,000,000 (less any applicable withholding Tax); in each case by wire transfer in immediately available funds to an account designated by Hut no later than two Business Days after the date of such termination.

(4)	USBTC confirms that other than the fees disclosed in Section 9.3(4) of the USBTC Disclosure Letter, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from USBTC or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. Hut confirms that other than the fees disclosed in Section 9.3(4) of the Hut Disclosure Letter, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from Hut or any of its Subsidiaries in connection with the transactions.

9.4	Amendment

This Agreement, the Plan of Arrangement and the form of the Articles of Merger may, at any time and from time to time before or after the holding of the Hut Meeting and the date on which the USBTC Stockholder Approval is obtained by way of the USBTC Consent but not later than the Effective Time, be amended by mutual written agreement of Hut and USBTC (provided that after receipt of the USBTC Stockholder Approval or the approval by Hut Shareholders of the Hut Resolutions, if any such amendment shall in accordance with applicable Law or the requirements of the TSX or Nasdaq require further approval of USBTC Stockholders or Hut Shareholders, as applicable, the effectiveness of such amendment shall be subject to such approval of USBTC Stockholders or Hut Shareholders, as applicable) and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(1)	change the time for performance of any of the obligations or acts of the Parties;

(2)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(3)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(4)	waive compliance with or modify any mutual conditions precedent herein contained.

Article 10
GENERAL PROVISIONS

10.1	Privacy

(1)	Each Party shall comply with applicable Privacy Laws in the course of collecting, using and disclosing Personal Information in connection with the Transaction (the “Transaction Personal Information”). No Party shall disclose any Transaction Personal Information to any Person other than to its advisors who are evaluating and advising on the Transaction. If the Transaction is consummated,

(a)	neither Party shall, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:

(i)	for purposes other than those for which such Transaction Personal Information was collected prior to the Effective Date; and

(ii)	which does not relate directly to the carrying on of the business of such Party or to the carrying out of the purposes for which the Transaction contemplated by this Agreement was implemented; and

(b)	to the extent required by law, the Parties shall notify the individuals to whom the Transferred Personal Information relates, within a reasonable period of time after the Closing, that the transaction has been completed and that the Transferred Personal Information has been disclosed to the resulting entity.

(2)	Each Party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section 10.1 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated pursuant to Section 9.1, each Party shall promptly deliver to other Party all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

10.2	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or by e-mail transmission, or as of the following Business Day if sent by prepaid overnight, internationally-recognized courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(1)	if to USBTC or New Hut:

U.S. Data Mining Group, Inc.

1221 Brickell Avenue, Suite 900

Miami, Florida 33131

Attention:	Asher Genoot
Email:	[REDACTED]

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Attention:	Amanda Linett
Email:	[REDACTED]

and to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, #4400

Miami, Florida 33131

Attention:	Daniella G. Silberstein
Email:	[REDACTED]

(2)	if to Hut:

Hut 8 Mining Corp.

24 Duncan Street, Suite 500

Toronto, ON M5V 2B8

Attention:	Chief Legal Officer
Email:	[REDACTED]

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

One First Canadian Place, Suite 3400

100 King Street West

Toronto, ON M5X 1A4

Attention:	Curtis Cusinato / Matthew Hunt
Email:	[REDACTED]

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

222 Bay Street, Suite 1750
Toronto, ON M5K 1J5

Attention:	Ryan Dzierniejko / June S. Dipchand
Email:	[REDACTED]

10.3	Third Party Beneficiaries

(1)	Except as provided in Section 6.7, which, without limiting its terms, is intended as stipulations for the benefit of the third persons mentioned in such provisions (such third persons referred to in this Section 10.3 as the “Indemnified Persons”), each of the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties and that no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)	Despite the foregoing, each of the Parties acknowledges to each of the Indemnified Persons their direct rights against each of them under Section 6.7 which are intended for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs and his or her legal representatives, and for such purpose, each Party confirms that it is acting as trustee and/or agent on their behalf, and agrees to enforce such provisions on their behalf. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

10.4	Further Assurances

Notwithstanding that certain of the transactions comprising the Transaction shall occur and be deemed to occur in the order set out in the Plan of Arrangement without any further act or formality, each of the Parties to this Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out therein, subject in each case, to the express terms of this Agreement.

10.5	Governing Law

(1)	Except as set forth in Section 10.5(2), this Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Except as set forth in Section 10.5(2), each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of British Columbia situated in the City of Vancouver in respect of all matters arising under and in relation to this Agreement and waives objection to venue of any proceeding in such court or that such court provides an inconvenient forum.

(2)	Notwithstanding anything in this Agreement to the contrary, the provisions in this Agreement in respect of the Merger (the “Merger Provisions”) shall be governed, including as to validity, interpretation and effect, by the laws of the State of Nevada without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any proceeding or action based upon, arising out of or related to the Merger Provisions or the transactions contemplated thereby must be brought in the Eighth Judicial District Court of the State of Nevada sitting in Clark County, Nevada, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Nevada, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or action arising out of or relating to the Merger Provisions or the transactions contemplated thereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 10.5(2). EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THE MERGER PROVISIONS AND THE TRANSACTIONS CONTEMPLATED THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE MERGER PROVISIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY.

10.6	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and any requirement for proof of damages or the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief is hereby being waived, this being in addition to any other remedy to which the Parties may be entitled at law or equity.

10.7	Time of Essence

Time shall be of the essence in this Agreement.

10.8	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto, Hut Disclosure Letter and the USBTC Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

10.9	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.10	No Liability

No director or officer of a Party or of any of its Affiliates shall have any personal liability whatsoever to the other Party under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of a Party.

10.11	Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

10.12	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Business Combination Agreement as of the date first written above.

HUT 8 MINING CORP.

By:	/s/ Jamie Leverton
Name: Jamie Leverton Title: Chief Executive Officer

U.S. DATA MINING GROUP, INC.

By:	/s/ Asher Genoot
Name: Asher Genoot Title: President

HUT 8 Corp.

By:	/s/ Asher Genoot
Name: Asher Genoot Title: President

Schedule "A"
PLAN OF ARRANGEMENT

See attached.

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9 OF
THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

Section 1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(1)	"Amalgamation" means the amalgamation of the Company and Holdings pursuant to the Arrangement;

(2)	"Arrangement" means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to the Arrangement made in accordance with the terms of the Business Combination Agreement or Section 6.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and USBTC (each acting reasonably);

(3)	"Arrangement Effective Time" means the time on the Effective Date at which the Arrangement Filings are filed with the Registrar, or such other time on the Effective Date as the Company, USBTC and New Hut may agree to in writing before the Effective Date, provided that the Arrangement Effective Time shall in all circumstances occur prior to the Merger Effective Time;

(4)	"Arrangement Filings" means the records and information required to be provided to the Registrar under subsection 292(a) of the BCBCA in respect of the Arrangement, together with a copy of the Final Order;

(5)	"Arrangement Resolution" means the special resolution approving the Arrangement, substantially in the form attached as Schedule "B" to the Business Combination Agreement, passed by the Company Shareholders at the Meeting;

(6)	"BCBCA" means the Business Corporations Act (British Columbia), as amended;

(7)	"Business Combination Agreement" means the business combination agreement dated as of February 5, 2023 by and among the Company, USBTC and New Hut, including the schedules and exhibits thereto, providing for, among other things, the Arrangement, as the same may be amended, supplemented or restated;

(8)	"Business Day" means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia, Toronto, Ontario or New York, New York are required by Law to be closed for business;

(9)	"Cash Equivalent" has the meaning ascribed to such term in the Company Omnibus Incentive Plan;

(10)	"Circular" means the notice of the Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to Company Shareholders in connection with the Meeting, including any amendments or supplements thereto;

(11)	"Code" means the United States Internal Revenue Code of 1986, as amended;

(12)	"Company" means Hut 8 Mining Corp., a corporation existing under the BCBCA, and for the avoidance of doubt includes Hut Amalco following the Amalgamation;

(13)	"Company DSUs" means the deferred stock units granted under the Company Omnibus Incentive Plan;

(14)	"Company ESPP" means the employee share purchase plan of the Company approved by the Company Shareholders on June 23, 2021, as constituted immediately prior to the Arrangement Effective Time;

(15)	"Company Omnibus Incentive Plan" means the omnibus long-term incentive plan of the Company approved by the Company Shareholders on June 23, 2021, as constituted immediately prior to the Arrangement Effective Time;

(16)	"Company Options" means the options to purchase Company Shares granted under the Company Omnibus Incentive Plan;

(17)	"Company RSUs" means the restricted stock units granted under the Company Omnibus Incentive Plan;

(18)	"Company Securityholders" means, collectively, the Company Shareholders, holders of Company Options, holders of Company RSUs, holders of Company DSUs and holders of Company Warrants;

(19)	"Company Shareholders" means the registered and/or beneficial holders of Company Shares, as the context requires;

(20)	"Company Shares" means the common shares in the capital of the Company and, for the avoidance of doubt, includes the common shares in the capital of Hut Amalco following the Amalgamation;

(21)	"Company Warrant Indenture" means the warrant indenture dated June 15, 2021 between the Company and Computershare Trust Company of Canada, providing for the issuance of the Hut June 2021 Warrants;

(22)	"Company Warrants" means, collectively, (i) the Hut June 2021 Warrants, and (ii) the Hut Compensation Warrants;

(23)	"Court" means the Supreme Court of British Columbia;

(24)	"Depositary" means Computershare Trust Company of Canada or such other trust company, bank or financial institution agreed to in writing between the Company and USBTC for the purpose of, among other things, exchanging certificates representing Company Shares for certificates representing the Per Share Consideration in connection with the Arrangement;

(25)	"Dissent Rights" has the meaning ascribed to such term in Section 4.1(1);

(26)	"Dissent Share" means a Company Share held by a Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of his, her or its Company Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights;

(27)	"Dissenting Shareholder" means a registered holder of Company Shares as of the record date for the Meeting who has duly and validly exercised the Dissent Rights in respect of the Arrangement in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid fair value of his, her or its Company Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights;

(28)	"DRS Advice" has the meaning ascribed to such term in Section 5.2(1);

(29)	"Effective Date" means the date on which the Arrangement Filings are filed with the Registrar;

(30)	"Final Order" means the final order of the Court approving the Arrangement under subsection 291(4) of the BCBCA, in a form acceptable to the Company and USBTC, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of both the Company and USDMG, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and USBTC, each acting reasonably) on appeal;

(31)	"Governmental Entity" means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

(32)	"holder" means, when used with reference to any securities of a Party, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of such Party in respect of such securities;

(33)	"Holdings" means Hut 8 Holdings Inc., a corporation existing under the BCBCA and a direct, wholly-owned subsidiary of the Company;

(34)	"Holdings Shares" means the common shares in the capital of Holdings;

(35)	"Hut Amalco" means the continuing corporation upon the amalgamation of the Company and Holdings pursuant to the Amalgamation;

(36)	"Hut Compensation Warrants" means (i) the 144,000 warrants to acquire Company Shares issued by Hut on June 15, 2021 and expiring on June 15, 2023; and (ii) the 70,200 warrants to acquire Hut Shares issued by Hut on September 17, 2021 and expiring on September 17, 2026;

(37)	"Hut Exchange Ratio" means 0.2;

(38)	"Hut June 2021 Warrants" means the 11,500,000 warrants to acquire Company Shares issued by Hut on June 15, 2021 and expiring on June 15, 2023;

(39)	"Intercompany Liabilities" means, collectively, (i) any debts, liabilities or obligations owing by the Company to Holdings immediately prior to the Arrangement Effective Time, and (ii) any debts, liabilities or obligations owing by Holdings to the Company immediately prior to the Arrangement Effective Time;

(40)	"Interim Order" means the interim order of the Court pursuant to subsection 291(2) of the BCBCA, in a form acceptable to the Company and USBTC (each acting reasonably), providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and USBTC (each acting reasonably) at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(41)	"In-The-Money Amount" means, in respect of an option at a particular time, the amount, if any, by which the aggregate fair market value at that time of the securities subject to such option exceeds the aggregate exercise price under such option;

(42)	“Law” or “Laws” means, with respect to any Person, any and all applicable laws (statutory, common or otherwise), statute, constitution, treaty, convention, ordinance, code, rule, regulation, by-laws, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign (i) enacted, adopted, promulgated or applicable by a Governmental Entity, (ii) that is binding upon or applicable to such Person or its business, undertaking, property, assets or securities, the terms and conditions of any Permit, and (iii) to the extent they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended;

(43)	"Letter of Transmittal" means the letter of transmittal to be delivered by the Company Shareholders to the Depositary, as described in the Circular;

(44)	"Lien" means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), limitation or restriction on use, voting, exercise, possession or transfer (including any preferential offer or refusal right or similar entitlement), or other third party encumbrance, in each case, whether contingent or absolute and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

(45)	"Market Value" has the meaning ascribed to such term in the Company Omnibus Incentive Plan, except that each reference in such definition to "Shares of the Corporation" shall be replaced with a reference to "New Hut Shares";

(46)	"Meeting" means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement Resolution;

(47)	"Merger Effective Time" has the meaning ascribed to such term in the Business Combination Agreement;

(48)	"New Hut" means Hut 8 Corp., a corporation incorporated under the laws of the State of Delaware and a direct, wholly-owned subsidiary of USBTC;

(49)	"New Hut Omnibus Incentive Plan" has the meaning ascribed to such term in the Business Combination Agreement;

(50)	"New Hut Shares" means the shares of common stock of New Hut, US$0.00001 par value per share;

(51)	"Parties" means, collectively, the Company, USBTC and New Hut, and "Party" means any one of them;

(52)	"Per Share Consideration" means for each Company Share, a fraction of a New Hut Share equal to the Hut Exchange Ratio;

(53)	"Plan of Arrangement" means this plan of arrangement, subject to any amendments or variations thereto made in accordance with Article 6 or with the Business Combination Agreement or made at the direction of the Court in the Final Order with the consent of the Company and USBTC (each acting reasonably);

(54)	"Proscription Deadline" has the meaning ascribed to such term in Section 5.6;

(55)	"Registrar" means the person appointed as the Registrar of Companies pursuant to section 400 of the BCBCA;

(56)	"Replaced Option" has the meaning ascribed to such term in Section 3.1(6);

(57)	"Replacement Option" has the meaning ascribed to such term in Section 3.1(6);

(58)	"Replacement Option Exercise Price" has the meaning ascribed to such term in Section 3.1(6);

(59)	"Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as amended;

(60)	"USBTC" means U.S. Data Mining Group, Inc., a corporation existing under the laws of the State of Nevada; and

(61)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Business Combination Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise clearly requires.

Section 1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article", "Section" or "paragraph" followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

Section 1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender; and words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.

Section 1.4	Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal refer to the time in Toronto, Ontario unless otherwise stipulated herein or therein.

Section 1.6	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7	Currency

In this Plan of Arrangement, all references to dollars or "$" are references to Canadian dollars unless otherwise indicated, and all references to U.S. dollars or "US$" are references to United States dollars.

Article 2
EFFECT OF THE ARRANGEMENT

Section 2.1	Arrangement and Business Combination Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of and forms a part of, the Business Combination Agreement, except in respect of the order and sequence of the steps comprising the Arrangement, which shall occur in the order and sequence set forth in Section 3.1. This Plan of Arrangement constitutes an arrangement as referred to in section 288 of the BCBCA.

Section 2.2	Binding Effect

As of and from the Arrangement Effective Time, this Plan of Arrangement will be binding on the Company, USBTC, New Hut, the Company Securityholders, the Depositary, the transfer agents in respect of the Company Shares and the New Hut Shares, and all other Persons, in each case without any further act or formality required on the part of any Person.

Section 2.3	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances. Each Company Securityholder shall, in respect of any step in Section 3.1 applicable to such Company Securityholder, be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer or exchange all Company Shares, Company Options, Company RSUs or Company DSUs , as applicable, held by such holder in accordance with such step.

Section 2.4	Effective Time of Transactions

The transfers, exchanges, issuances and cancellations provided for in Section 3.1 shall occur, and shall be deemed to occur, at the time and in the order and sequence specified in Section 3.1, notwithstanding that certain of the procedures related thereto may not be completed until after such time.

Article 3
ARRANGEMENT

Section 3.1	The Arrangement

Commencing at the Arrangement Effective Time, unless otherwise specifically provided in this Section 3.1, each of the transactions or events set out below shall occur, and shall be deemed to occur, in the following order and sequence at one-minute intervals following the immediately preceding transaction or event, in each case without any further authorization, act or formality on the part of any Person:

(1)	At the Arrangement Effective Time, the notice of articles of Holdings shall be altered to (i) include the statement referred to in section 51.11 of the BCBCA, and (ii) change the name of Holdings to "Hut 8 Holdings ULC", and upon such alteration becoming effective:

(a)	Holdings shall be an unlimited liability company pursuant to Part 2.1 of the BCBCA; and

(b)	each share certificate issued by Holdings shall include the statement referred to in subsection 51.2(1) of the BCBCA.

(2)	The capital of the Holdings Shares shall be reduced to $1.00 in the aggregate, without any payment thereon.

(3)	The Company and Holdings shall be amalgamated to continue as one limited company ("Hut Amalco") with the same effect as if they had amalgamated under section 273 of the BCBCA, and upon the amalgamation becoming effective:

(a)	the Company and Holdings will continue as one limited company under the name "Hut 8 Mining Corp.";

(b)	the properties, rights and interests of each of the Company and Holdings will continue to be the properties, rights and interests of Hut Amalco;

(c)	Hut Amalco will continue to be liable for the obligations of each of the Company and Holdings (other than the Intercompany Liabilities, which shall be settled and cancelled without any payment thereon);

(d)	an existing cause of action, claim or liability to prosecution will be unaffected;

(e)	a legal proceeding being prosecuted or pending by or against the Company or Holdings may be prosecuted, or its prosecution may be continued, as the case may be, by or against Hut Amalco;

(f)	a conviction against, or a ruling, order or judgment in favour of or against, the Company or Holdings may be enforced by or against Hut Amalco;

(g)	the notice of articles and articles of Hut Amalco will be the notice of articles and articles of the Company;

(h)	the Company Shares issued and outstanding immediately prior to the Arrangement Effective Time will continue to be the issued and outstanding common shares in the capital of Hut Amalco, and no new shares or securities of Hut Amalco shall be issued to holders of Company Shares;

(i)	the Holdings Shares issued and outstanding immediately prior to the Arrangement Effective Time will be cancelled without any repayment of capital in respect of those shares;

(j)	the capital of Hut Amalco will be the same as the capital of the Company;

(k)	the registered office of Hut Amalco will be the registered office of the Company; and

(l)	the initial size of the board of directors of Hut Amalco will be five (5) directors, and the directors of the Company immediately prior to the Arrangement Effective Time will be the initial directors of Hut Amalco, to hold office until the next annual meeting of the shareholders of Hut Amalco or until their successors are elected or appointed.

(4)	Each Dissent Share outstanding immediately prior to the Arrangement Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to the Company for cancellation and shall be cancelled, and upon such transfer:

(a)	such Dissenting Shareholder will cease to be the holder of such Dissent Share or to have any rights as a holder in respect of such Dissent Share, other than the right to be paid the fair value of such Dissent Share determined and payable in accordance with Article 4; and

(b)	the former holders of such Dissent Shares shall be removed from the Company's central securities register for the Company Shares in respect of such Dissent Shares.

(5)	Each Company Share (other than any Dissent Share) outstanding immediately prior to the Arrangement Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to New Hut, and in exchange therefor such holder shall be entitled to receive from New Hut the applicable fully-paid and non-assessable Per Share Consideration in accordance with Article 5, and upon such transfer and exchange becoming effective:

(a)	the former holder of such exchanged Company Share will cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive, subject to Article 5, the Per Share Consideration issuable in respect of such Company Share pursuant to this Section 3.1(5);

(b)	the former holders of such exchanged Company Shares shall be removed from the Company's central securities register for the Company Shares; and

(c)	New Hut will be, and will be deemed to be, the legal and beneficial owner of such transferred Company Shares and shall be entered in the central securities register of the Company as the sole holder thereof.

(6)	In accordance with Article 7 of the Company Omnibus Incentive Plan, each Company Option that is outstanding immediately prior to the Arrangement Effective Time, whether vested or unvested, shall be, and shall be deemed to be, disposed of by the holder and cancelled (each such Company Option, a "Replaced Option"), and as the sole consideration therefor New Hut shall grant to such holder an option (each, a "Replacement Option") entitling the holder to purchase that number of New Hut Shares equal to the product obtained when the number of Company Shares subject to such Replaced Option immediately prior to the Arrangement Effective Time is multiplied by the Hut Exchange Ratio, which Replacement Option shall (i) be governed by the New Hut Omnibus Incentive Plan, (ii) have an exercise price for each New Hut Share that may be purchased under such Replacement Option (the "Replacement Option Exercise Price") equal to the quotient obtained when the exercise price per Company Share under the Replaced Option is divided by the Hut Exchange Ratio (provided that (A) no fractional New Hut Shares will be issued upon any particular exercise or settlement of Replacement Options, and the aggregate number of New Hut Shares to be issued upon exercise by a holder of one or more Replacement Options shall be rounded down to the nearest whole number (with all exercises that are effectuated concurrently by a holder of Replacement Options being aggregated before any such reduction is effectuated), and (B) the aggregate exercise price payable on any particular exercise of Replacement Options shall be rounded up to the nearest whole cent (with all exercises that are effectuated concurrently by a holder of Replacement Options being aggregated before any such increase is effectuated)), and (iii) otherwise have the same terms and conditions (including vesting, exercisability terms and expiry date) as were applicable to such Replaced Option immediately prior to the Arrangement Effective Time. Notwithstanding the foregoing:

(a)	if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act in respect of the exchange of a Replaced Option for a Replacement Option pursuant to this Section 3.1(6), the Replacement Option Exercise Price shall automatically be adjusted, effective as of and from the effective time of such exchange, so that the In-The-Money Amount of the Replacement Option (as adjusted) immediately after such exchange does not exceed the In-The-Money Amount of the Replaced Option immediately before such exchange;

(b)	for any Replaced Option that is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code, it is intended that such adjustment described in paragraph (a) above will comply with Treasury Regulation Section 1.424(1)(a); and

(c)	for any Replaced Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment described in paragraph (a) above will be implemented in a manner intended to comply with Section 409A of the Code.

(7)	Concurrently with the exchange of Company Options pursuant to Section 3.1(6), in accordance with Article 7 of the Company Omnibus Incentive Plan, the Company Omnibus Incentive Plan shall be amended, and the terms of each Company RSU outstanding immediately prior to the Arrangement Effective Time, whether vested or unvested, shall be adjusted, so that upon settlement of such Company RSU the holder shall be entitled to receive, instead of the Cash Equivalent of one Company Share or one Company Share, or a combination thereof, as determined by the Company in its sole discretion, either (i) a cash payment equal to the product obtained when the Market Value of one New Hut Share is multiplied by the Hut Exchange Ratio, or (ii) that number of New Hut Shares equal to the Hut Exchange Ratio, or (iii) a combination of cash and New Hut Shares, in each case as determined by the Company or New Hut in its sole discretion (provided that if the aggregate number of New Hut Shares that a holder of Company RSUs would otherwise be entitled to receive upon the settlement of one or more Company RSUs includes a fractional New Hut Share, the aggregate number of New Hut Shares issuable to such holder shall be rounded down to the nearest whole number of New Hut Shares (with all settlements of Company RSUs by a holder that are effectuated concurrently being aggregated before any such reduction is effectuated)). For greater certainty, the Company RSUs shall not be exchanged or otherwise replaced by this Plan of Arrangement, and, subject to this Section 3.1(7), will continue to be governed by the Company Omnibus Incentive Plan on the same terms and conditions as were applicable to such Company RSUs immediately prior to the Arrangement Effective Time.

(8)	Concurrently with the exchange of Company Options pursuant to Section 3.1(6), in accordance with Article 7 of the Company Omnibus Incentive Plan, the Company Omnibus Incentive Plan shall be amended, and the terms of each Company DSU outstanding immediately prior to the Arrangement Effective Time shall be adjusted, so that upon settlement of such Company DSU the holder shall be entitled to receive, instead of the Cash Equivalent of one Company Share or, at the discretion of the Company, one Company Share or any combination of cash and Company Shares as the Company in its sole discretion may determine, either (i) a cash payment equal to the product obtained when the Market Value of one New Hut Share is multiplied by the Hut Exchange Ratio, or (ii) that number of New Hut Shares equal to the Hut Exchange Ratio, or (iii) a combination of cash and New Hut Shares, in each case as determined by the Company or New Hut in its sole discretion (provided that if the aggregate number of New Hut Shares that a holder of Company DSUs would otherwise be entitled to receive upon the settlement of one or more Company DSUs includes a fractional New Hut Share, the aggregate number of New Hut Shares issuable to such holder shall be rounded down to the nearest whole number of New Hut Shares (with all settlements of Company DSUs by a holder that are effectuated concurrently being aggregated before any such reduction is effectuated)). For greater certainty, the Company DSUs shall not be exchanged or otherwise replaced by this Plan of Arrangement, and, subject to this Section 3.1(8), will continue to be governed by the Company Omnibus Incentive Plan on the same terms and conditions as were applicable to such Company DSUs immediately prior to the Arrangement Effective Time.

(9)	In accordance with the terms of the Hut June 2021 Warrants, each holder of a Hut June 2021 Warrant shall be entitled to receive (and such holder shall accept) upon the exercise of such holder’s Hut June 2021 Warrant, in lieu of Common Shares to which such holder was theretofore entitled upon such exercise, that number of New Hut Shares equal to the product obtained when the number of Company Shares subject to such Hut June 2021 Warrant immediately prior to the Arrangement Effective Time is multiplied by the Hut Exchange Ratio, at an exercise price for each New Hut Share equal to the quotient obtained when the exercise price per Company Share under the former Hut June 2021 Warrant is divided by the Hut Exchange Ratio (provided that (A) no fractional New Hut Shares will be issued upon any particular exercise of Hut June 2021 Warrants, and the aggregate number of New Hut Shares to be issued upon exercise by a holder of one or more Hut June 2021 Warrants shall be rounded down to the nearest whole number, and (B) the aggregate exercise price payable on any particular exercise of Hut June 2021 Warrants shall be rounded up to the nearest whole cent). Each Hut June 2021 Warrant shall continue to be governed by and be subject to the terms of the Company Warrant Indenture.

(10)	In accordance with the terms of the Hut Compensations Warrants, each holder of a Hut Compensation Warrant shall be entitled to receive (and such holder shall accept) upon the exercise of such holder’s Hut Compensation Warrant, in lieu of Common Shares to which such holder was theretofore entitled upon such exercise, that number of New Hut Shares equal to the product obtained when the number of Company Shares subject to such Hut Compensation Warrant immediately prior to the Arrangement Effective Time is multiplied by the Hut Exchange Ratio, at an exercise price for each New Hut Share equal to the quotient obtained when the exercise price per Company Share under the former Hut Compensation Warrant is divided by the Hut Exchange Ratio (provided that (A) no fractional New Hut Shares will be issued upon any particular exercise of Hut Compensation Warrants, and the aggregate number of New Hut Shares to be issued upon exercise by a holder of one or more Hut Compensation Warrants shall be rounded down to the nearest whole number, and (B) the aggregate exercise price payable on any particular exercise of Hut Compensation Warrants shall be rounded up to the nearest whole cent). Each Hut Compensation Warrant shall continue to be governed by and be subject to the terms of the certificates in respect of the Hut Compensation Warrants and New Hut shall assume in writing all of the obligations of Hut under the Hut Compensation Warrants.

(11)	The Company ESPP shall be terminated.

(12)	Except as otherwise set out above in this Section 3.1, any other rights of any Person in respect of the Company Shares or Company Options will be extinguished.

Article 4
DISSENT RIGHTS

Section 4.1	Rights of Dissent

(1)	Registered holders of the Company Shares may exercise rights of dissent in connection with the Arrangement under section 238 of the BCBCA, in the manner set forth in sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 4.1 ("Dissent Rights"); provided that notwithstanding paragraph 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in paragraph 242(1)(a) of the BCBCA must be received by the Company not later than 4:00 p.m. Toronto time two (2) Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

(2)	Dissenting Shareholders who are ultimately determined to be entitled to be paid by the Company the fair value for the Company Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Company Shares to the Company pursuant to Section 3.1(4) in consideration of such fair value and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares.

(3)	Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by the Company the fair value for the Company Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights, as at and from the Arrangement Effective Time and be entitled to receive only the consideration set forth in Section 3.1 that such holder would have received if such holder had not exercised Dissent Rights.

(4)	In no case will the Company or New Hut or any other Person be required to recognize a Person exercising Dissent Rights as a holder of Company Shares after the Arrangement Effective Time, and each Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of Company Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Company Shares in accordance with Section 3.1.

(5)	For greater certainty, in accordance with the BCBCA, none of the following are entitled to exercise Dissent Rights: (i) holders of Company Options; (ii) holders of Company RSUs; (iii) holders of Company DSUs; (iv) holders of Company Warrants; (v) holders of Company Shares who vote, or have instructed a proxyholder to vote, in favour of the Arrangement Resolution and (vi) Persons who have not strictly complied with the procedures for exercising Dissent rights or Persons who have withdrawn their exercise of Dissent Rights prior to the Arrangement Effective Time.

Article 5
DEPOSIT AND PAYMENT OF PER SHARE CONSIDERATION

Section 5.1	Deposit of New Hut Shares

Prior to the Arrangement Effective Time, New Hut shall (i) provide for the reservation, issuance and listing of New Hut Shares as is necessary to effectuate the transactions contemplated by Section 3.1, and (ii) deliver or arrange to be delivered to the Depositary the New Hut Shares required to be issued to Company Shareholders in accordance with the provisions of Section 3.1(5), which New Hut Shares shall be held by the Depositary as agent and nominee for such Company Shareholders for delivery to such Company Shareholders in accordance with the provisions of this Article 5.

Section 5.2	Delivery and Payment of Per Share Consideration

(1)	Subject to the provisions of this Article 5, upon return to the Depositary of a properly completed Letter of Transmittal by a registered former Company Shareholder, together with certificate(s) or a direct registration statement advice (a "DRS Advice") representing one or more Company Shares that such Company Shareholder held immediately before the Arrangement Effective Time and such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder (other than a Dissenting Shareholder) shall be entitled to receive the aggregate Per Share Consideration that they are entitled to receive pursuant to Section 3.1(5) in exchange therefor, and the Depositary shall deliver to such holder, following the Arrangement Effective Time, a certificate(s) or DRS Advice recorded on a book-entry basis representing the New Hut Shares that such holder is entitled to receive pursuant to Section 3.1(5).

(2)	After the Arrangement Effective Time, and until surrendered for cancellation as contemplated by Section 5.2(1), each certificate or DRS Advice that immediately prior to the Arrangement Effective Time represented one or more Company Shares (other than any Dissent Shares) shall be deemed at all times to represent only the right to receive in exchange therefor the aggregate Per Share Consideration that the holder of such certificate or DRS Advice is entitled to receive pursuant to Section 3.1(5).

(3)	For greater certainty, none of the Company Shareholders, holders of Company Options, holders of Company RSUs, holders of Company DSUs or holders of Company Warrants shall be entitled to receive any consideration with respect to such Company securities other than the consideration such holder is entitled to receive in accordance with Section 3.1, and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

Section 5.3	Dividends and Distributions

No dividends or other distributions declared or made after the Arrangement Effective Time with respect to New Hut Shares with a record date after the Effective Date shall be paid to the holder of any unsurrendered certificate which immediately prior to the Arrangement Effective Time represented outstanding Company Shares that were exchanged pursuant to Section 3.1(5) unless and until the holder of record of such certificate shall surrender such certificate (or affidavit in accordance with Section 5.5) in accordance with Section 5.2(1). Subject to applicable Law, at the time of such surrender of any such certificate (or in the case of clause (B) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole Company Shares, without interest, (A) the amount of dividends or other distributions with a record date on or after the Effective Date theretofore paid with respect to each whole New Hut Share issued to such holder, and (B) on the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole New Hut Share.

Section 5.4	Fractional Shares

In no event shall any holder of Company Shares be entitled to a fractional New Hut Share. Where the aggregate number of New Hut Shares to be issued to a holder of Company Shares as part of the Per Share Consideration under this Arrangement would result in a fraction of a New Hut Share being issuable, the aggregate number of New Hut Shares to be received by such holder shall be rounded down to the nearest whole New Hut Share, without any additional payment or compensation to the holder.

Section 5.5	Loss of Certificates

In the event any certificate which immediately prior to the Arrangement Effective Time represented any outstanding Company Shares that were acquired by New Hut pursuant to Section 3.1(5) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Company Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of Company Shares, or make available for pick up at its offices, the New Hut Shares such former holder is entitled to receive in respect of such Company Shares pursuant to Section 3.1(5), together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.3, less, in each case, any amounts withheld pursuant to Section 5.7. When authorizing such delivery in relation to any lost, stolen or destroyed certificate, the former holder of such Company Shares shall, as a condition precedent to the delivery of New Hut Shares, give a bond satisfactory to New Hut and the Depositary (each acting reasonably) in such sum as New Hut may direct, or otherwise indemnify the Company, New Hut and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5.6	Extinction of Rights

Any certificate or book-entry advice statements which immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares that were acquired by New Hut pursuant to Section 3.1 which is not deposited with the Depositary in accordance with the provisions of Section 5.2(1) before 4:00 p.m. (Toronto Time) on the second (2nd) anniversary of the Effective Date (the "Proscription Deadline") shall, as of and from the Proscription Deadline, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against the Company, New Hut, USTBC, the Depositary or any other Person. At the Proscription Deadline, the consideration such former holder of Company Shares would otherwise have been entitled to receive pursuant to Section 3.1, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 5.3, shall be deemed to have been surrendered for no consideration to New Hut. Neither the Company nor New Hut will be liable to any Person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to New Hut or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Section 5.7	Withholding Rights

The Company, New Hut or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any Person pursuant to the Arrangement or the Business Combination Agreement (including, without limitation, any payments to Dissenting Shareholders) such amounts as the Company, New Hut or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate tax authority. Each of the Company, New Hut and the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Company, New Hut or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, New Hut or the Depositary shall notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person.

Section 5.8	U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the Parties each agree that the Plan of Arrangement will be carried out with the intention that all New Hut Shares and Replacement Options to be issued by New Hut to Company Shareholders and holders of Company Options, respectively, in exchange for their Company Shares and Company Options, as applicable, pursuant to the Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Business Combination Agreement. All holders of Company Options will be advised that the Replacement Options issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by New Hut in reliance on the exemption from registration under Section 3(a)(10) of the U.S. Securities Act, but that such exemption does not exempt the issuance of securities upon the exercises of such Replacement Options; therefore, the underlying New Hut Shares issuable upon the exercise of the Replacement Options, if any, cannot be issued in the United States or to a person in the United States in reliance upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act, and the Replacement Options may only be exercised pursuant to an effective registration statement or pursuant to a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any.

Article 6
AMENDMENTS

Section 6.1	Amendments to Plan of Arrangement

(1)	The Company and USBTC reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by the Company and USBTC, each acting reasonably, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Company Shareholders if and as required by the Court.

(2)	Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(1) may be proposed by the Company at any time prior to the Meeting (provided USBTC shall have consented thereto, such consent not to be unreasonably withheld, conditioned or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(3)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and USBTC (provided each such consent shall not be unreasonably withheld, conditioned or delayed), and (ii) if required by the Court or applicable law, is consented to by Company Shareholders voting in the manner directed by the Court.

(4)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Arrangement Effective Time but shall only be effective if it is consented to by each of the Company and USBTC (which consent shall not be unreasonably withheld, conditioned or delayed), provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of each of the Company and USDMG, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Company and USBTC or any former Company Securityholder.

Article 7
FURTHER ASSURANCES

Section 7.1	Further Assurances

Each of the Parties shall make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

Section 7.2	Paramountcy

From and after the Arrangement Effective Time:

(1)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of the Company issued prior to the Arrangement Effective Time;

(2)	the rights and obligations of the holders of the securities of the Company, and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(3)	all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of the Company shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.